Filed Pursuant to Rule 424(b)(5)
Registration No. 333-212366

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 1, 2016)

Class A Shares Representing Limited Partner Interests

Having an Aggregate Offering Price of up to $125,000,000

We have entered into an equity distribution agreement with Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mizuho Securities USA Inc., as our sales agents, relating to Class A shares representing limited partner interests in 8point3 Energy Partners LP offered by this prospectus supplement and the accompanying base prospectus. In accordance with the terms of the equity distribution agreement, we may, through our sales agents, offer and sell from time to time our Class A shares having an aggregate offering price of up to $125,000,000.

Our Class A shares are listed on the NASDAQ Global Select Market under the symbol “CAFD.” On January 30, 2017, the last reported sale price of our Class A shares on the NASDAQ Global Select Market was $13.48 per Class A share.

Sales of Class A shares, if any, under this prospectus supplement and the accompanying base prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the NASDAQ Global Select Market or sales made to or through a market maker other than on an exchange. Each of the sales agents will make all sales on a commercially reasonable efforts basis consistent with its normal trading and sales practices, on mutually agreed terms between the sales agents and us.

The compensation of each sales agent for sales of Class A shares shall be at a commission rate of 1% of the gross sales price per Class A share. In connection with the sale of the Class A shares on our behalf, each of the sales agents may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the sales agents may be deemed to be underwriting commissions or discounts. Under the terms of the equity distribution agreement, we also may sell Class A shares to one or more of the sales agents as principal for its own account at a price agreed upon at the time of the sale. If we sell Class A shares to one or more of the sales agents as principal, we will enter into a separate agreement with such sales agent, and we will describe that agreement in a separate prospectus supplement or pricing supplement.

Investing in our Class A shares involves risks. Before buying any Class  A shares, you should carefully read “Risk Factors” on page S-3 of this prospectus supplement, on page 5 of the accompanying base prospectus and in the documents incorporated by reference into this prospectus supplement.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co.	BofA Merrill Lynch	Mizuho Securities

The date of this prospectus supplement is January 30, 2017

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Class A shares. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of Class A shares. Generally, when we refer only to the “prospectus,” we are referring to both this prospectus supplement and the accompanying base prospectus combined. If the information relating to the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement, in the accompanying base prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, in the accompanying base prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We have not, and the sales agents have not, authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, in the accompanying base prospectus and in any free writing prospectuses we have

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prepared. We and the sales agents take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying base prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. The delivery of this prospectus supplement or the accompanying base prospectus or any sale made under this prospectus supplement or the accompanying base prospectus shall not, under any circumstances, create any implication that there has been any change in the affairs of 8point3 Energy Partners LP since the date of this prospectus supplement or that the information contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus is correct as of any time subsequent to the date of such information.

Unless the context otherwise requires, references in this prospectus supplement to the following terms have the meanings set forth below:

•	“we,” “us,” “our,” “the Partnership” and “8point3 Partners” or like terms refer to 8point3 Energy Partners LP (NASDAQ: CAFD) together with its consolidated subsidiaries, including OpCo.

•	“2016 10-K” refers to our Annual Report on Form 10-K for the year ended November 30, 2016.

•	“DG Solar” refers to distributed solar generation. DG Solar systems are deployed at the site of end-use, such as businesses and homes.

•	“First Solar” refers to First Solar, Inc., a corporation formed under the laws of the State of Delaware, in its individual capacity or to First Solar, Inc. and its subsidiaries, as the context requires. Unless otherwise specifically noted, references to First Solar and its subsidiaries exclude us, the General Partner, Holdings and our subsidiaries, including OpCo.

•	“General Partner” or “our general partner” refers to 8point3 General Partner, LLC, our general partner, a limited liability company formed under the laws of the State of Delaware and a wholly-owned subsidiary of Holdings.

•	“Holdings” refers to 8point3 Holding Company, LLC, a limited liability company formed under the laws of the State of Delaware, which is jointly owned by First Solar and SunPower and is the parent of the General Partner.

•	“MW” refers to a megawatt, or 1,000,000 watts. As used in this prospectus supplement and the accompanying base prospectus, all references to MW refer to measurements of alternating current, except where otherwise noted. The MW for the projects in which the Partnership owns less than a 100% interest or in which the Partnership is the lessor under any sale-leaseback financing are reflected on a gross basis in this prospectus supplement.

•	“offtake agreements” refers to power purchase agreements, leases and other offtake agreements.

•	“offtake counterparties” refers to the customer under a power purchase agreement, lease or other offtake agreement.

•	“Omnibus Agreement” refers to the Amended and Restated Omnibus Agreement, dated as of April 6, 2016, among the Partnership, OpCo, the General Partner, Holdings, First Solar and SunPower.

•	“OpCo” refers to 8point3 Operating Company, LLC and its subsidiaries.

•	“Sponsors” refers, collectively, to First Solar and SunPower.

•	“Stateline Project” refers to the solar energy project located in San Bernardino, California, that has a nameplate capacity of 300 MW.

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•	“Stateline Promissory Note” means the Promissory Note in the principal amount of $50.0 million issued by OpCo in favor of First Solar Asset Management, LLC, a wholly-owned subsidiary of First Solar, in connection with our acquisition of interests in the Stateline Project.

•	“SunPower” refers to SunPower Corporation, a corporation formed under the laws of the State of Delaware, in its individual capacity or to SunPower Corporation and its subsidiaries, as the context requires. Unless otherwise specifically noted, references to SunPower and its subsidiaries exclude us, the General Partner, Holdings and our subsidiaries, including OpCo.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before investing in the Class A shares. You should read carefully the entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein for a more complete understanding of this offering. Please read “Risk Factors” on page S-3 of this prospectus supplement, on page 5 of the accompanying base prospectus and in our 2016 10-K and our other filings with the SEC, which are incorporated by reference herein, for information regarding risks you should consider before making a decision to purchase any Class A shares in this offering.

8point3 Energy Partners LP

We are a growth-oriented limited partnership formed by First Solar and SunPower to own, operate and acquire solar energy generation projects. As of January 27, 2017, we owned a 35.5% limited liability company interest in OpCo, as well as a controlling non-economic managing member interest in OpCo, and the Sponsors collectively owned 51,000,000 Class B shares in us, with SunPower and First Solar owning 28,883,075 and 22,116,925 Class B shares, respectively, and together owning a noncontrolling 64.5% limited liability company interest in OpCo.

As of January 27, 2017, our portfolio consisted of interests in 942 MW of solar energy projects. As of January 27, 2017, we owned interests in ten utility-scale solar energy projects, all of which were operational. As of January 27, 2017, these assets represented 92% of the generating capacity of our portfolio. As of January 27, 2017, we owned interests in four commercial and industrial (“C&I”) solar energy projects, three of which were operational and one of which was in late-stage construction, and a portfolio of residential DG Solar assets, which collectively represent 8% of the generating capacity of our portfolio. Our portfolio is located entirely in the United States and consists of utility-scale and C&I assets that sell substantially all of their output under long-term, fixed-price offtake agreements primarily with investment grade offtake counterparties and residential DG Solar assets that are leased under long-term fixed-price offtake agreements with high credit quality residential customers with FICO scores averaging 765 at the time of the initial contract. As of January 27, 2017, the weighted average remaining life of offtake agreements across our portfolio was approximately 19.9 years.

Our Principal Executive Offices

Our executive offices are located at 77 Rio Robles, San Jose, California 95134, and our telephone number is (408) 240-5500.

The Offering

Class A shares offered by us	Class A shares having an aggregate offering price of up to $125,000,000.

Use of proceeds

We will use the net proceeds from this offering to purchase from OpCo a number of OpCo common units equal to the number of Class A shares that are purchased by the sales agents in this offering.

OpCo intends to use such net proceeds for general company purposes, which may include, among other things, repaying borrowings under the Stateline Promissory Note and OpCo’s credit facilities, and funding working capital or acquisitions. Please read “Use of Proceeds” in this prospectus supplement.

Affiliates of certain of our sales agents are lenders or agents under OpCo’s credit facilities and as such, may receive a portion of the proceeds from this offering if and to the extent any proceeds are used to repay borrowings under such facilities. Please read “Plan of Distribution” in this prospectus supplement.

NASDAQ Global Select Market symbol	CAFD.

RISK FACTORS

Our business is subject to uncertainties and risks. Before making an investment in our Class A shares, you should carefully consider the risk factors included in Part I, Item 1A. “Risk Factors” of our 2016 10-K and our other filings with the SEC, which are incorporated by reference herein, together with the other information contained in this prospectus supplement, in the accompanying base prospectus and in the documents we have incorporated by reference. If any of the events or circumstances discussed in the foregoing documents actually occurs, our business, financial condition, results of operations, liquidity or ability to make distributions to our Class A shareholders could suffer and you could lose all or part of your investment. Please also read “Forward-Looking Statements.”

USE OF PROCEEDS

We will use the net proceeds from this offering to purchase from OpCo a number of OpCo common units equal to the number of Class A shares that are purchased by the sales agents in this offering.

OpCo intends to use such net proceeds for general company purposes, which may include, among other things, repaying borrowings under the Stateline Promissory Note and OpCo’s credit facilities, and funding working capital or acquisitions. Goldman Sachs Bank USA, an affiliate of Goldman, Sachs & Co., and Mizuho Bank, Ltd., an affiliate of Mizuho Securities USA Inc., are lenders or agents under OpCo’s term loan facility, delayed draw term loan facility and revolving credit facility, and as such, may receive a portion of the proceeds from this offering if and to the extent any proceeds are used to repay borrowings under such facilities. In addition, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Mizuho Bank, Ltd., an affiliate of Mizuho Securities USA Inc., are lenders or agents under OpCo’s incremental term loan facility, and as such, may receive a portion of the proceeds from this offering if and to the extent any proceeds are used to repay borrowings under such facility. Please read “Plan of Distribution” in this prospectus supplement.

As of January 27, 2017, the outstanding balance of the Stateline Promissory Note was $50.0 million. Interest under the note accrues at a rate of 4% per annum, except it will accrue at a rate of 6% per annum (i) upon the occurrence and during the continuation of a specified event of default and (ii) in respect of amounts accrued as payments-in-kind pursuant to the terms of the note. The Stateline Promissory Note matures on the date that is six months after the maturity date under OpCo’s credit facilities, as further described below. All of the borrowings under the Stateline Promissory Note were used to fund a portion of the purchase price of the Stateline Project.

As of January 27, 2016, we had outstanding borrowings of $300.0 million under OpCo’s term loan facility, $250.0 million under its incremental term loan facility, $25.0 million under its delayed draw term loan facility and $83.0 million under its revolving credit facility, as well as approximately $54.9 million of letters of credit outstanding under its revolving credit facility. Borrowings under such facilities bear interest at either (i) a base rate, which is the highest of (x) the federal funds rate plus 0.50%, (y) the administrative agent’s prime rate and (z) one-month LIBOR, in each case, plus an applicable margin; or (ii) one-, two-, three- or six-month LIBOR plus an applicable margin. The unused portion of the revolving credit facility, delayed draw term loan facility and incremental term loan facility is subject to a commitment fee of 0.30% per annum. The outstanding term loan facility, incremental term loan facility, delayed draw term loan facility and revolving credit facility bear an interest rate of approximately 2.61% per annum effective as of November 30, 2016. The credit facility will mature in June 2020. Substantially all of the borrowings were used to fund capital expenditures, acquisitions and other investments, to provide for ongoing working capital requirements and for general corporate purposes.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income and estate tax consequences to non-U.S. holders, defined below, of the ownership and disposition of our Class A shares as of the date of this prospectus supplement. Except where otherwise noted, this summary deals only with Class A shares purchased in this offering that are held as capital assets (generally, held for investment purposes) by a non-U.S. holder.

As used herein, a “non-U.S. holder” means a beneficial owner of our Class A shares that is not for U.S. federal tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an entity or arrangement treated as a partnership for U.S. federal tax purposes;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it: (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If any entity or arrangement treated as a partnership for U.S. federal tax purposes holds our Class A shares, the tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering an investment in our Class A shares, you should consult your own tax advisors.

This summary is based upon provisions of the Internal Revenue Code (the “Code”), applicable U.S. Treasury regulations, rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as of the date of this prospectus supplement. Those authorities may change or be subject to differing interpretations, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. We cannot assure you that a change in law or the interpretation thereof will not alter significantly the tax considerations that we describe in this summary.

This summary does not address all aspects of U.S. federal income and estate taxation and does not deal with foreign, state, local, alternative minimum, unearned income “medicare” contribution or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not address the U.S. federal income and estate tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, financial institution, insurance company, tax-exempt organization, dealer in securities, broker, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), a person who acquired our Class A shares as compensation or otherwise in connection with the performance of services, or a person who has acquired our Class A shares as part of a straddle, hedge, conversion transaction or other integrated investment).

We have not sought and will not seek any rulings from the IRS regarding the matters described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

If you are considering the purchase of our Class A shares, you should consult your own tax advisors concerning the particular U.S. federal income, estate and other tax consequences to you of the ownership and disposition of the Class A shares, as well as the consequences to you arising under the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

Distributions

We intend to pay regular cash distributions on our Class A shares for the foreseeable future. Please read “Provisions of Our Partnership Agreement and the OpCo Limited Liability Company Agreement Relating to Cash Distributions” in the accompanying base prospectus. Even though we are organized as a limited partnership under state law, we are treated as a corporation for U.S. federal income tax purposes. Accordingly, distributions on our Class A shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent a distribution exceeds our current and accumulated earnings and profits, such distribution will reduce the non-U.S. holder’s adjusted tax basis in its Class A shares (but not below zero) and thereafter will be treated as gain from the sale of the Class A shares (the tax treatment of which is generally described below under “— Gain on Disposition of Class A Shares”).

The gross amount of dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are generally subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. A corporate non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such dividends.

A non-U.S. holder that wishes to claim the benefit of an applicable income tax treaty for dividends will be required to provide the applicable withholding agent with a valid IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) and certify under penalties of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits. This certification must be provided to the applicable withholding agent prior to the payment of dividends and may be required to be updated periodically. If our Class A shares are held through a non-U.S. partnership or non-U.S. intermediary, the non-U.S. partnership or non-U.S. intermediary may also be required to comply with additional certification requirements under applicable U.S. Treasury regulations.

It is possible that a distribution made to a non-U.S. holder may be subject to overwithholding because, for example, at the time of the distribution, we or the relevant withholding agent may not be able to determine how much of the distribution constitutes dividends or the proper documentation establishing the benefits of any applicable treaty has not been properly supplied. If there is any overwithholding on distributions made to a non-U.S. holder, such non-U.S. holder may obtain a refund of the overwithheld amount by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding the applicable withholding tax rules and the possibility of obtaining a refund of any overwithheld amounts.

Gain on Disposition of Class A Shares

Any gain realized by a non-U.S. holder on the disposition of Class A shares generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, where required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•	subject to certain exceptions (described below), our Class A shares constitute “U.S. real property interests” by reason of our status as a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our Class A shares.

Gain described in the first or third bullet point above will be subject to U.S. federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. In the case of gain described in the first bullet point above that is realized by a corporate non-U.S. holder, such holder may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain. In the case of a non-U.S. holder described in the second bullet point above, except as otherwise provided by an applicable income tax treaty, any gain, which may be offset by certain U.S. source capital losses, will be subject to a 30% tax even though the individual is not considered a resident of the United States under the Code.

With respect to the third bullet point above, we believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our interests in real property located outside the United States and our other business assets and because the definition of U.S. real property is not entirely clear, there can be no assurance that we are not a USRPHC now or will not become one in the future. Even if we were to become a USRPHC, however, as long as our Class A shares are “regularly traded” on an established securities market (as to which there can be no assurance), such Class A shares will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively holds or held more than five percent of such regularly traded Class A shares at any time during the applicable period described in the third bullet point above.

Information Reporting and Backup Withholding

We must report annually to the IRS and to you the amount of dividends paid to you and the amount of tax, if any, withheld with respect to such dividends. The IRS may make this information available to the tax authorities in the country in which you are resident, under the terms of an income tax treaty or tax information exchange agreement.

Payments of dividends in respect of, or proceeds on the disposition of, our Class A shares made to a non-U.S. holder may be subject to additional information reporting and backup withholding unless such non-U.S. holder establishes an exemption, for example by properly certifying that such non-U.S. holder is not a U.S. person as defined under the Code on an IRS Form W-8BEN, W-8BEN-E or another appropriate or successor form (provided that the payor does not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS.

Taxation of Class A Shares Held Through Foreign Accounts

A 30% withholding tax applies with respect to certain payments on, and, after December 31, 2018, gross proceeds from a sale or disposition of, our Class A shares in each case if paid to a foreign financial institution or a non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country or future Treasury regulations may modify these requirements.

Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of such withholding tax.

Federal Estate Tax

Class A shares that are owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will likely be included in such individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax.

PLAN OF DISTRIBUTION

We have entered into an equity distribution agreement with Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mizuho Securities USA Inc., as our sales agents, under which we may offer and sell from time to time our Class A shares representing limited partner interests having an aggregate offering price of up to $125,000,000. We will file the equity distribution agreement as an exhibit to a Current Report on Form 8-K, which will be incorporated by reference in this prospectus supplement. The sales, if any, of Class A shares made under the equity distribution agreement will be made by means of ordinary brokers’ transactions on the NASDAQ Global Select Market at market prices, in block transactions, or as otherwise agreed upon by one or more of the sales agents and us. The sales agents will not engage in any transactions that stabilize the price of our Class A shares in connection with this offering.

Under the terms of the equity distribution agreement, we also may sell our Class A shares to one or more of the sales agents as principal for its own account at a price agreed upon at the time of sale. If we sell our Class A shares to a sales agent as principal, we will enter into a separate agreement with such sales agent, and we will describe any such agreement in a separate prospectus supplement or free writing prospectus.

We will designate the maximum amount of our Class A shares to be sold through the sales agents on a daily basis or otherwise as we and the sales agents agree and the minimum price per Class A share at which such Class A shares may be sold. Subject to the terms and conditions of the equity distribution agreement, the sales agents will use their commercially reasonable efforts to sell on our behalf all of the designated Class A shares. We may instruct the sales agents not to sell any Class A shares if the sales cannot be effected at or above the price designated by us in any such instruction. We or any sales agent, with respect to itself only, may suspend the offering of our Class A shares by notifying the other party.

The sales agents will provide to us written confirmation following the close of trading on the NASDAQ Global Select Market each day on which Class A shares are sold under the equity distribution agreement. Each confirmation will include the number of Class A shares sold on such day, the gross sales proceeds, the net proceeds to us (after regulatory transaction fees, if any, but before other expenses) and the compensation payable by us to the sales agents. We will report at least quarterly the number of Class A shares sold through the sales agents under the equity distribution agreement, the net proceeds to us (before expenses) and the compensation paid by us to the sales agents in connection with the sales of the Class A shares.

We will pay each sales agent a commission of 1% of the gross sales price per Class A share sold through such agent as our agent under the equity distribution agreement. We have also agreed to reimburse the sales agents for certain of their expenses.

Unless specified in a separate terms agreement and related prospectus supplement or free writing prospectus, settlement for sales of our Class A shares will occur on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

If we or any of the sales agents have reason to believe that our Class A shares are no longer an “actively-traded security” as defined under Rule 101(c)(l) of Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”), that party will promptly notify the others and sales of Class A shares pursuant to the equity distribution agreement or any terms agreement will be suspended until in our collective judgment Rule 101(c)(1) or another exemptive provision has been satisfied.

The offering of our Class A shares pursuant to the equity distribution agreement will terminate upon the earlier of (i) the sale of all of our Class A shares subject to the equity distribution agreement, or (ii) termination of the equity distribution agreement by us or by the sales agents.

In connection with the sale of the Class A shares on our behalf, each of the sales agents may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to each of the sales agents may be deemed to be underwriting commissions or discounts.

We have agreed to provide indemnification and contribution to the several sales agents against certain liabilities, including civil liabilities under the Securities Act.

The sales agents and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the sales agents and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. As described in “Use of Proceeds,” OpCo intends to use the net proceeds from this offering for general company purposes which may include, among other things, to repay borrowings under OpCo’s credit facilities. Goldman Sachs Bank USA, an affiliate of Goldman, Sachs & Co., and Mizuho Bank, Ltd., an affiliate of Mizuho Securities USA Inc., are lenders or agents under OpCo’s term loan facility, delayed draw term loan facility and revolving credit facility, and as such, may receive a portion of the proceeds from this offering if and to the extent any proceeds are used to repay borrowings under such facilities. In addition, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Mizuho Bank, Ltd., an affiliate of Mizuho Securities USA Inc., are lenders or agents under OpCo’s incremental term loan facility, and as such, may receive a portion of the proceeds from this offering if and to the extent any proceeds are used to repay borrowings under such facility.

In the ordinary course of their various business activities, the sales agents and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The sales agents and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Foreign Selling Restrictions

Hong Kong

The Class A shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Class A shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Class A shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Class A shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each sales agent has agreed that it will not offer or sell any Class A shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A shares may not be circulated or distributed, nor may the Class A shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Class A shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Class A shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

Baker Botts L.L.P., Houston, Texas will pass on the validity of the Class A shares offered in this prospectus supplement. Vinson & Elkins L.L.P., Houston, Texas will pass upon certain legal matters for the sales agents in connection with this offering.

EXPERTS

The financial statements of 8point3 Energy Partners LP incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended November 30, 2016, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined carve-out statements of operations and comprehensive loss, shareholders’ equity and cash flows for the year ended December 28, 2014, incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended November 30, 2016, have been so incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus supplement, in the accompanying base prospectus and in the documents we incorporate by reference may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecast future events. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “could,” “would,” “will,” “may,” “forecast,” “approximate,” “expect,” “project,” “intend,” “plan,” “believe” and other words of similar meaning in connection with any discussion of future operating or financial matters. The forward-looking statements included in this prospectus supplement and the accompanying base prospectus involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, you should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on current expectations and assumptions about future events. While we consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and are beyond our control. The risks and uncertainties that may affect the operations, performance and results of our business and forward-looking statements include, but are not limited to, those set forth in the “Risk Factors” section of this prospectus supplement, in the accompanying base prospectus and in the documents that we have incorporated by reference herein.

Additionally, factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	changes in the capital markets or interest rate environment, including changes in market sentiment toward growth vehicles similar to us in general, which could impair our ability to raise capital, on terms that are economically acceptable to us, to fund future project acquisitions;

•	a failure to locate and acquire interests in additional attractive projects at favorable prices, or the inability to obtain adequate financing for such projects;

•	risks inherent in newly constructed solar energy projects, including underperformance relative to our expectations, system failures and outages;

•	an inability or decreased ability to acquire interests in projects until we pay in full the principal of and interest on the Stateline Promissory Note;

•	changes in U.S. federal, state, provincial and local laws, regulations, policies and incentives, including those related to taxation and environmental regulation;

•	the failure of our projects, including our portfolio, or any project we may acquire, including any project on which we have rights of first offer, to perform as we expect or to reach its commercial operation date;

•	the risk that our limited number of offtake counterparties will be unwilling or unable to fulfill their contractual obligations to us or that they otherwise terminate their agreements with us;

•	risks inherent in the operation and maintenance of solar energy projects;

•	the impairment or loss of any one or more of the projects in our portfolio or any other projects that we may acquire;

•	the failure of a supplier to fulfill its warranty or other contractual obligations;

•	the failure of our Sponsors to fulfill their respective indemnification obligations under the Omnibus Agreement;

•	the inability of our projects to operate or deliver energy for any reason, including if interconnection or transmission facilities on which we rely become unavailable;

•	a natural disaster or other severe weather or meteorological conditions or other event of force majeure;

•	risks to our Sponsors and third party development companies relating to pricing under offtake agreements, project siting, financing, construction, permitting, the environment, governmental approvals and the negotiation of project development agreements, reducing opportunities available to us;

•	risks associated with our ownership or acquisition of projects that remain under construction;

•	terrorist or other attacks and responses to such acts;

•	the occurrence of a significant incident for which we do not have adequate insurance coverage;

•	liabilities and operating restrictions arising from environmental, health and safety laws and regulations;

•	risks associated with litigation and administrative proceedings;

•	a failure to comply with anti-corruption laws and regulations in the United States and elsewhere;

•	our inability to renew or replace expiring or terminated agreements, such as our offtake agreements, at favorable rates or on a long-term basis;

•	energy production by our projects or availability of our projects that does not satisfy the minimum obligations under our offtake agreements;

•	limits on OpCo’s ability to grow and make acquisitions because of its obligations under its limited liability company agreement to distribute available cash;

•	lower prices for fuel sources used to produce energy from other technologies, which could reduce the demand for solar energy;

•	risks inherent in the acquisition of existing solar energy projects;

•	substantial competition from utilities, independent power producers and other industry participants;

•	conflicts arising from our general partner’s or our Sponsors’ relationship with us;

•	increases in our tax liability; and

•	the factors generally described in “Risk Factors” in this prospectus supplement and the accompanying base prospectus and in Part I, Item 1A. “Risk Factors” of our 2016 10-K.

Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to publicly update or revise any forward-looking statements except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act that registers the securities offered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus supplement.

In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s website at www.sec.gov. We also make available free of charge on our website at www.8point3energypartners.com all materials that we file electronically with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is an important part of this prospectus supplement. Information that we file later with the SEC will automatically update and may replace information in this prospectus supplement and in the accompanying base prospectus and information previously filed with the SEC.

We incorporate by reference the documents listed below and any subsequent filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the year ended November 30, 2016;

•	our current reports on Form 8-K filed on December 5, 2016, January 9, 2017 and January 30, 2017 (to the extent filed and not furnished); and

•	the description of our Class A shares in our registration statement on Form 8-A filed pursuant to the Exchange Act on July 14, 2015.

You may obtain any of the documents incorporated by reference in this prospectus supplement from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus supplement (including exhibits to those documents specifically incorporated by reference in those documents), at no cost, by visiting our internet website at www.8point3energypartners.com, or by writing or calling us at the following address:

8point3 Energy Partners LP

77 Rio Robles

San Jose, California 95134

Attention: Investor Relations

Telephone: (408) 457-2348

PROSPECTUS

8point3 Energy Partners LP

Class A Shares Representing Limited Partner Interests

Partnership Securities Representing Limited Partner Interests

The following securities may, from time to time, in one or more offerings, be offered under this prospectus:

•	Class A shares representing limited partner interests in 8point3 Energy Partners LP; and

•	Partnership securities representing limited partner interests in 8point3 Energy Partners LP.

The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $800,000,000.

This prospectus describes only the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we will offer the securities and also may add, update or change information contained in this prospectus. We may offer and sell the securities through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. The names of any underwriters and the specific terms of a plan of distribution will be stated in the prospectus supplement.

Our Class A shares are listed on the NASDAQ Global Select Market under the symbol “CAFD.”

Investing in our securities involves risks. You should carefully consider the risk factors described under “Risk Factors” on page 5 of this prospectus before you make any investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 1, 2016

We have not authorized any person to provide you with additional or different information. We take no responsibility for, and can provide no assurance as to, the reliability of any other information that others may give you.

You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell, in one or more offerings, any combination of up to $800,000,000 of the securities described in this prospectus.

Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement also may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus, any prospectus supplement and the additional information described below under the heading “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. For additional information about our business, operations and financial results, please read the documents incorporated by reference herein as described below in the section entitled “Where You Can Find More Information.”

Unless the context otherwise requires, references in this prospectus to the following terms have the meanings set forth below:

•	“we,” “us,” “our,” “the Partnership” and “8point3 Partners” or like terms, when used for time periods prior to June 24, 2015, refer to the projects that our Sponsors contributed to us in connection with our initial public offering. When used for time periods on or subsequent to June 24, 2015, such terms refer to 8point3 Energy Partners LP (NASDAQ: CAFD) together with its consolidated subsidiaries, including OpCo.

•	“2015 10-K” refers to our Transition Report on Form 10-K for the transition period from December 28, 2014 to November 30, 2015, as amended.

•	“Blackwell Project” refers to the solar energy project located in Kern County, California, that has a nameplate capacity of 12 MW.

•	“DG Solar” refers to distributed solar generation. DG Solar systems are deployed at the site of end-use, such as businesses and homes.

•	“First Solar” refers to First Solar, Inc., a corporation formed under the laws of the State of Delaware, in its individual capacity or to First Solar, Inc. and its subsidiaries, as the context requires. Unless otherwise specifically noted, references to First Solar and its subsidiaries exclude us, the General Partner, Holdings and our subsidiaries, including OpCo.

•	“General Partner” or “our general partner” refers to 8point3 General Partner, LLC, our general partner, a limited liability company formed under the laws of the State of Delaware by Holdings.

•	“Holdings” refers to 8point3 Holding Company, LLC, a limited liability company formed under the laws of the State of Delaware by First Solar and SunPower and the parent of the General Partner.

•	“Hooper Project” refers to the solar energy project located in Alamosa County, Colorado, that has a nameplate capacity of 50 MW.

•	our “initial public offering” refers to our initial public offering, which was completed on June 24, 2015.

•	“Kern Phase 1(a) Assets” refers to the assets comprising the first phase of the Kern Project, with a nameplate capacity of 3 MW.

•	“Kern Project” refers to the solar energy project located in Kern County, California, that has a nameplate capacity of 20 MW. OpCo’s acquisition of the Kern Project will be effectuated in three phases, with the closing of the first phase, reflecting a nameplate capacity of 3 MW, having occurred on January 26, 2016. The closings of the second and third phases, reflecting an aggregate nameplate capacity of 17 MW, are expected to occur in the fiscal quarter ending November 30, 2016 and in, or prior to, the fiscal quarter ending February 28, 2017, respectively.

•	“Kingbird Project” refers to the solar energy project located in Kern County, California, that has an aggregate nameplate capacity of 40 MW.

•	“Lost Hills Blackwell Project” refers to the solar energy project that is comprised of the Lost Hills Project and the Blackwell Project and has a nameplate capacity of 32 MW.

•	“Lost Hills Project” refers to the solar energy project located in Kern County, California, that has a nameplate capacity of 20 MW.

•	“Macy’s California Project” refers to the solar energy project consisting of seven sites in Northern California that has an aggregate nameplate capacity of 3 MW.

•	“Macy’s Maryland Project” refers to the solar energy project consisting of seven sites in Maryland that has an aggregate nameplate capacity of 5 MW.

•	“Maryland Solar Project” refers to the solar energy project located in Washington County, Maryland, that has a nameplate capacity of 20 MW.

•	“North Star Project” refers to the solar energy project located in Fresno County, California, that has a nameplate capacity of 60 MW.

•	“offtake agreements” refers to PPAs, leases and other offtake agreements.

•	“offtake counterparties” refers to the customer under a PPA lease or other offtake agreement.

•	“OpCo” refers to 8point3 Operating Company, LLC and its subsidiaries.

•	our “partnership agreement” refers to the Amended and Restated Agreement of Limited Partnership of 8point3 Energy Partners LP.

•	“Portfolio” refers to, collectively, our portfolio of solar energy projects as of July 31, 2016, which consists of the Hooper Project, the Kern Phase 1(a) Assets, the Kingbird Project, the Lost Hills Blackwell Project, the Macy’s California Project, the Macy’s Maryland Project, the Maryland Solar Project, the North Star Project, the Quinto Project, the RPU Project, the Solar Gen 2 Project, the UC Davis Project and the Residential Portfolio.

•	“PPA” refers to a power purchase agreement.

•	“Quinto Project” refers to the solar energy project located in Merced County, California, that has a nameplate capacity of 108 MW.

•	“Residential Portfolio” refers to the approximately 5,900 solar installations located at homes in Arizona, California, Colorado, Hawaii, Massachusetts, New Jersey, New York, Pennsylvania and Vermont, that has an aggregate nameplate capacity of 39 MW.

•	“RPU Project” refers to the solar energy project located in Riverside, California, that has a nameplate capacity of 7 MW.

•	“shares” refers to the Class A shares and Class B shares representing limited partner interests in us, and references to our “shareholders” refer to the persons holding such limited partner interests.

•	“Solar Gen 2 Project” refers to the solar energy project located in Imperial County, California, that has a nameplate capacity of 150 MW.

•	“Sponsors” refers, collectively, to First Solar and SunPower.

•	“SunPower” refers to SunPower Corporation, a corporation formed under the laws of the State of Delaware, in its individual capacity or to SunPower Corporation and its subsidiaries, as the context requires. Unless otherwise specifically noted, references to SunPower and its subsidiaries exclude us, the General Partner, Holdings and our subsidiaries, including OpCo.

•	“UC Davis Project” refers to the solar energy project located in Solano County, California, that has a nameplate capacity of 13 MW.

8POINT3 ENERGY PARTNERS LP

We are a growth-oriented limited partnership formed by First Solar and SunPower, our Sponsors, to own, operate and acquire solar energy generation projects. As of July 31, 2016, we owned a 28.2% limited liability company interest in OpCo, as well as a controlling non-economic managing member interest in OpCo and the Sponsors collectively owned 51,000,000 Class B shares in the Partnership, with SunPower and First Solar owning 28,883,075 and 22,116,925 Class B shares, respectively, and together owning a noncontrolling 71.8% limited liability company interest in OpCo.

Our Portfolio, which we acquired from our Sponsors, consists of interests in 530 MW of solar energy projects.

As of July 31, 2016, we owned interests in eight utility-scale solar energy projects, all of which are operational. These assets represent 88% of the generating capacity of our Portfolio. As of July 31, 2016, we owned interests in four commercial and industrial (“C&I”) solar energy projects, two of which were operational and two of which were in late-stage construction, and a portfolio of residential DG Solar assets, which represent 12% of the generating capacity of our Portfolio. Our Portfolio is located entirely in the United States and consists of utility-scale and C&I assets that sell substantially all of their output under long-term, fixed-price offtake agreements with investment grade offtake counterparties and residential DG Solar assets that are leased under long-term fixed-price offtake agreements with high credit quality residential customers with FICO scores averaging 765 at the time of the initial contract. As of July 31, 2016, the weighted average remaining life of offtake agreements across our Portfolio was 20.7 years.

Our executive offices are located at 77 Rio Robles, San Jose, California 95134, and our telephone number is (408) 240-5500. Our website is located at www.8point3energypartners.com. We make our periodic and current reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before you invest in our securities, you should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” as well as the risks included and incorporated by reference in this prospectus, including the risk factors incorporated by reference herein from our Transition Report on Form 10-K for the transition period from December 28, 2014 to November 30, 2015, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our Class A shares or partnership securities could decline and you could lose all or part of your investment. Please also read “Forward-Looking Statements.” When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecast future events. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “could,” “would,” “will,” “may,” “forecast,” “approximate,” “expect,” “project,” “intend,” “plan,” “believe” and other words of similar meaning in connection with any discussion of future operating or financial matters. The forward-looking statements included in this prospectus involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, you should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on current expectations and assumptions about future events. While we consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and are beyond our control. The risks and uncertainties that may affect the operations, performance and results of our business and forward-looking statements include, but are not limited to, those set forth in the “Risk Factors” section of this prospectus and in the documents that we have incorporated by reference herein.

Additionally, factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	the failure of our projects, including our Portfolio, or any project we may acquire, including any project on which we have rights of first offer, to perform as we expect or to reach its commercial operation date;

•	a failure to locate and acquire interests in additional, attractive projects at favorable prices, or the inability to obtain adequate financing for such projects;

•	risks inherent in newly constructed solar energy projects, including underperformance relative to our expectations, system failures and outages;

•	risks inherent in the operation and maintenance of solar energy projects;

•	the impairment or loss of any one or more of the projects in our Portfolio, such as the Solar Gen 2 Project or the Quinto Project, or any other projects we may acquire;

•	the failure of a supplier to fulfill its warranty or other contractual obligations;

•	the inability of our projects to operate or deliver energy for any reason, including if interconnection or transmission facilities on which we rely become unavailable;

•	a natural disaster or other severe weather or meteorological conditions or other event of force majeure;

•	terrorist or other attacks and responses to such acts;

•	the occurrence of a significant incident for which we do not have adequate insurance coverage;

•	liabilities and operating restrictions arising from environmental, health and safety laws and regulations;

•	changes in U.S. federal, state, provincial and local laws, regulations, policies and incentives;

•	risks associated with litigation and administrative proceedings;

•	the risk that our limited number of offtake counterparties will be unwilling or unable to fulfill their contractual obligations to us or that they otherwise terminate their agreements with us;

•	our inability to renew or replace expiring or terminated agreements, such as our offtake agreements, at favorable rates or on a long-term basis;

•	energy production by our projects or availability of our projects that does not satisfy the minimum obligations under our offtake agreements;

•	limits on OpCo’s ability to grow and make acquisitions because of its obligations under its limited liability company agreement to distribute available cash;

•	lower prices for fuel sources used to produce energy from other technologies, which could reduce the demand for solar energy;

•	risks to our Sponsors and third party development companies relating to project siting, financing, construction, permitting, the environment, governmental approvals and the negotiation of project development agreements, reducing opportunities available to us;

•	risks inherent in the acquisition of existing solar energy projects;

•	substantial competition from utilities, independent power producers and other industry participants;

•	conflicts arising from our general partner’s or our Sponsors’ relationship with us;

•	increases in our tax liability; and

•	certain factors discussed elsewhere in this prospectus and the documents incorporated by reference herein.

Any forward-looking statement speaks only as of the date on which such statement is made and we do not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

In reviewing any agreements incorporated by reference in or filed with the registration statement of which this prospectus forms a part, please remember that such agreements are included to provide information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about us. The agreements may contain representations and warranties by us, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties to such agreements should those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs of us or our affiliates as of the date they were made or at any other time.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds we receive from the sale of securities covered by this prospectus to purchase OpCo common units. OpCo will use such net proceeds for general company purposes, which may include, among other things:

•	paying or refinancing all or a portion of its indebtedness outstanding at the time; and

•	funding working capital, capital expenditures or acquisitions.

The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

DESCRIPTION OF THE SHARES

Class A Shares and Class B Shares

Our Class A shares and Class B shares represent limited partner interests in us. The holders of our Class A shares and Class B shares are entitled to exercise the rights or privileges available to limited partners under our partnership agreement, but only holders of our Class A shares are entitled to participate in our distributions. For a description of the rights and preferences of holders of our Class A shares in and to our distributions, please read “Provisions of Our Partnership Agreement and the OpCo Limited Liability Company Agreement Relating to Cash Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Description of Our Partnership Agreement.”

Transfer Agent and Registrar

Duties

Computershare Trust Company, N.A. serves as registrar and transfer agent for the Class A shares. We will pay all fees charged by the transfer agent for transfers of Class A shares, except the following that must be paid by shareholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a shareholder; and

•	other similar fees or charges.

There will be no charge to Class A shareholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Class A Shares and Class B Shares

By transfer of our shares in accordance with our partnership agreement, each transferee of our Class A shares and Class B shares will be admitted as a shareholder with respect to the class of shares transferred when such transfer and admission is reflected in our register and such shareholder becomes the record holder of the Class A shares or Class B shares so transferred. Each transferee:

•	will become bound and will be deemed to have agreed to be bound by the terms and conditions of our partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement; and

•	makes the consents, acknowledgements and waivers contained in our partnership agreement and its consent to various actions and potential conflicts of interest contemplated in our partnership agreement that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

We are entitled to treat the nominee holder of a Class A share or Class B share, as applicable, as the absolute owner in the event such nominee is the record holder of such share. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Class A shares and Class B shares are securities and are transferable according to the laws governing transfer of securities. Until a Class A share or Class B share has been transferred on our register, we and the transfer agent may treat the record holder of the share as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF PARTNERSHIP SECURITIES

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities on the terms and conditions established by our general partner without the approval of any of our limited partners. In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that have special voting rights to which our Class A shares are not entitled.

The following is a description of the general terms and provisions of our partnership securities. The particular terms of any series of partnership securities will be described in the applicable prospectus supplement and the amendment to our partnership agreement, if necessary, relating to that series of partnership securities, which will be filed as an exhibit to or incorporated by reference into this prospectus at or before the time of issuance of any such series of partnership securities. If so indicated in a prospectus supplement, the terms of any such series may differ from the terms set forth below.

Our general partner is authorized to approve the issuance of one or more series of partnership securities without further authorization of the limited partners and to fix the number of securities, the designations, rights, privileges, restrictions and conditions of any such series.

The applicable prospectus supplement will set forth the number of securities, particular designation, relative rights and preferences and the limitations of any series of partnership securities in respect of which this prospectus is delivered. The particular terms of any such series may include the following:

•	the maximum number, if any, of securities to constitute the series and the designation and ranking thereof;

•	the distribution rate, if any, on securities of the series, whether such rate is fixed or variable or both, the dates from which distributions will begin to accrue or accumulate, whether distributions will be cumulative and whether such distributions will be paid in cash, securities or otherwise;

•	whether the securities of the series will be redeemable and, if so, the price and the terms and conditions on which the securities of the series may be redeemed, including the time during which securities of the series may be redeemed and any accumulated distributions thereof that the holders of the securities of the series will be entitled to receive upon the redemption thereof;

•	the liquidation preference, if any, applicable to securities of the series;

•	the terms and conditions, if any, on which the securities of the series will be convertible into, or exchangeable for, securities of any other class or classes of partnership securities, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

•	the voting rights, if any, of the securities of the series; and

•	any additional rights, preferences, privileges, limitations and restrictions of the securities.

Partnership securities will be fully paid (to the extent required under our partnership agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)) when issued upon full payment of the purchase price therefor. The prospectus supplement will contain, if applicable, a description of the material federal income tax consequences relating to the purchase and ownership of the series of partnership securities offered by the prospectus supplement. The transfer agent, registrar and distributions disbursement agent for the partnership securities will be designated in the applicable prospectus supplement.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. Our partnership agreement is incorporated by reference into the registration statement of which this prospectus forms a part. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement and the OpCo Limited Liability Company Agreement Relating to Cash Distributions;” and

•	with regard to the transfer of Class A shares, please read “Description of the Shares—Transfer of Class A Shares and Class B Shares.”

Organization and Duration

Our partnership was formed in March 2015, and will have a perpetual existence unless terminated under the terms of our partnership agreement.

Purpose

Our purpose under our partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Although our general partner has the ability to cause us to engage in activities other than the business of owning, operating and acquiring contracted solar energy projects, our general partner has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in the best interests of us or our limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

Shareholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.” Our general partner is not obligated to make any capital contributions.

Meetings; Voting Rights

We refer to our Class A shares and the Class B shares described below as “voting shares.” For purposes of this summary, matters described as requiring the approval of a “share majority” require:

•	during the subordination period (as described in “Provisions of Our Partnership Agreement and the OpCo Limited Liability Company Agreement Relating to Cash Distributions—Provisions of the OpCo Limited Liability Company Agreement Relating to Cash Distributions—Subordination Period”), the approval of a majority of the outstanding Class A shares (excluding any Class A shares held by our general partner and its affiliates) and a majority of the outstanding Class B shares, voting as separate classes; and

•	after the subordination period, the approval of a majority of the outstanding Class A shares and Class B shares, voting together as a single class.

The following table sets forth a summary of the shareholder vote required for the matters specified below. Our general partner and its affiliates, including our Sponsors, have no duty or obligation whatsoever to us or our limited partners, including any duty to act in the best interests of us or the limited partners, in their voting of the Class B shares or any Class A shares they acquire.

Issuance of additional shares	No approval right.

Amendment of our partnership agreement	Certain amendments may be made by our general partner without the approval of the shareholders. Other amendments generally require the approval of a share majority as described above. Please read “—Amendment of Our Partnership Agreement.”

Certain matters relating to OpCo	Any matters relating to OpCo which require the consent or approval of a unit majority (as described in “Description of the OpCo Limited Liability Company Agreement—Meetings; Voting Rights”), including certain amendments of OpCo’s limited liability company agreement, require the approval of a share majority, and any other matters requiring approval of at least 90% of the OpCo common units and the OpCo subordinated units, voting together as a single class, require the approval by a corresponding percentage of the outstanding shares, voting as a single class, subject to certain exceptions.

Merger of our partnership or the sale of all or substantially all of our assets	Share majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Share majority. Please read “—Termination and Dissolution.”

Continuation of our business upon dissolution	Share majority. Please read “—Termination and Dissolution.”

Removal of the general partner	Not less than 66 2⁄3% of the outstanding shares, voting as a single class, including shares held by our general partner and its affiliates (including the Class B shares). Any removal of our general partner is also subject to the approval of a successor general partner by a share majority. Please read “—Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	Our general partner may transfer all or any part of its general partner interest in us without a vote of our shareholders. Please read “—Transfer of General Partner Interest.”

Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in the General Partner.”

Record holders of our Class A shares or Class B shares on the record date are entitled to notice of, and to vote at, meetings of our shareholders and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of shareholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the shareholders may be taken either at a meeting of the shareholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of shares that would be necessary to authorize or take that action at a meeting where all shareholders were present and voted. Meetings of the shareholders may be called by our general partner or by shareholders owning at least 20% of the voting power of the class for which a meeting is proposed. Shareholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the shareholders requires approval by holders of a greater percentage of the voting power, in which case the quorum will be the greater percentage.

Each record holder of one or more Class A shares is entitled to one vote for each Class A share held on any matter presented to the holders of Class A shares for a vote. Additional limited partnership interests having special voting rights could be issued. Please read “—Issuance of Additional Partnership Interests.” Class A shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Class A shares under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Class B Shares

Each of First Solar and SunPower hold the same number of Class B shares as the number of OpCo common and subordinated units held by First Solar and SunPower, respectively. Each Class B share is entitled to one vote on matters that are submitted to our Class B shareholders for a vote. Our Class A shares and the Class B shares are treated as a single class on all such matters submitted for a vote of our Class A shareholders other than votes requiring a share majority during the subordination period. If the ratio at which OpCo common units held by our Sponsors are exchangeable for our Class A shares changes from one-for-one, the number of votes to which the holders of the Class B shares are entitled will be adjusted accordingly. Additional limited partner interests having special voting rights could also be issued. Please read “—Issuance of Additional Partnership Interests” below.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•	arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware LP Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a Class A share, a Class A shareholder is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware courts) in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a shareholder does not participate in the control of our business within the meaning of the Delaware LP Act and that the shareholder otherwise acts in conformity with the provisions of our partnership agreement, the shareholder’s liability under the Delaware LP Act will be limited, subject to possible exceptions, to the amount of capital that the shareholder is obligated to contribute to us for the shareholder’s Class A shares plus the shareholder’s share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the shareholders as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement

constituted “participation in the control” of our business for the purposes of the Delaware LP Act, then the shareholders could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the shareholder is a general partner. Neither our partnership agreement nor the Delaware LP Act specifically provides for legal recourse against the general partner if a shareholder were to lose limited liability through any fault of the general partner. While this does not mean that a shareholder could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware LP Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware LP Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware LP Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware LP Act will be liable to the limited partnership for the amount of the distribution for three years.

Our subsidiaries conduct business in several states and we may have subsidiaries that conduct business in other states or other countries in the future. Maintenance of our limited liability as an owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which our operating subsidiaries conduct business, including qualifying our subsidiaries to do business there. We have attempted to limit our liability for the obligations of our operating subsidiaries by structuring them as limited liability companies or limited partnerships.

Limitations on the liability of limited partners or members for the obligations of a limited partnership or a limited liability company have not been clearly established in many jurisdictions. If, by virtue of our membership interests in OpCo or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited liability company, partnership or similar statute, or that the right or exercise of the right by the shareholders as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the shareholders could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the shareholders.

Issuance of Additional Partnership Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of any partner.

It is likely that we will fund some of our acquisitions in part through the issuance of additional Class A shares or other partnership interests. Holders of any additional Class A shares that we issue will be entitled to share equally with the then-existing holders of Class A shares in our distributions of available cash. In addition, our issuance of additional Class A shares or other partnership interests may dilute the value of the interests of the then-existing holders of Class A shares in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the Class A shares are not entitled. Our partnership agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to the Class A shares.

Amendment of Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner has no duty or obligation to propose any amendment and may decline to propose or approve any amendment to our partnership agreement in its sole discretion. In order to adopt a proposed amendment, other than the amendments described below, our general partner is required to seek written approval of the holders of the number of shares and other interests, if any, required to approve the amendment or call a meeting of the shareholders to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a share majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any shareholder without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of shareholder interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without our general partner’s consent, which consent may be given or withheld at its option.

The provisions of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding voting shares voting together as a single class (including the Class B shares).

No Shareholder Approval

Our general partner generally may make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal office, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that our subsidiaries will not be taxable as corporations or otherwise taxed as entities for federal income tax purposes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or “plan asset” regulations adopted under ERISA whether substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•	an amendment that our general partner determines to be necessary or appropriate for the authorization or issuance of additional partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of shares under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in the prospectus for our initial public offering or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Shareholder Approval

For amendments of the type not requiring shareholder approval, our general partner is not required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding voting shares voting as a single class, unless we first obtain such an opinion.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests requires the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of shares required to take any action, other than to remove our general partner or call a meeting of shareholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding Class A and Class B shares, voting together as a single class, constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of shares required to remove our general partner must be approved by the affirmative vote of limited partners whose aggregate outstanding Class A and Class B shares, voting together as a single class, constitute not less than 66 2⁄3% of the outstanding voting shares. Any amendment that would increase the percentage of shares required to call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding Class A and Class B shares, voting together as a single class, constitute at least a majority of the outstanding voting shares.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of our partnership requires the prior consent of our general partner. However, our general partner has no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner without the prior approval of the holders of a share majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell any or all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger of us with another limited liability entity without the prior approval of our shareholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to our partnership agreement requiring shareholder approval, each of our shares outstanding will be an identical share of our partnership following the transaction, and the partnership interests to be issued by us in such merger do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and the general partner determines that the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in our partnership agreement. The shareholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until dissolved and terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of shares representing a share majority;

•	there being no shareholders, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner, other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal followed by approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a share majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of shares representing a share majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any shareholder; and

•	none of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement and the OpCo Limited Liability Company Agreement Relating to Cash Distributions—Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

Our general partner may withdraw as general partner in compliance with our partnership agreement after giving 90 days’ written notice to our shareholders, and that withdrawal will not constitute a violation of our partnership agreement.

Upon voluntary withdrawal of our general partner by giving written notice to the other partners, the holders of a share majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a share majority agree to continue our business by appointing a successor general partner. Please read “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2⁄3% of the outstanding voting shares, including shares held by our general partner and its affiliates, voting together as a single class, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by a share majority. The ownership of more than 33 1/3% of the outstanding shares by any person or group would give such persons the practical ability to prevent our general partner’s removal.

In the event of removal of our general partner under circumstances where cause exists or our withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest in us and the general partner interest (or equivalent interest), if any, in OpCo or our subsidiaries held by our general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase such interests held by the departing general partner for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its general partner interest will automatically convert into Class A shares pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In the event of removal of a general partner or withdrawal of a general partner, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Our general partner may transfer all or any of its general partner interest in us without obtaining approval of any shareholder. As a condition of this transfer, the transferee must assume the rights and duties of the general partner to whose interest that transferee has succeeded, agree to be bound by the provisions of our partnership agreement, furnish an opinion of counsel regarding limited liability and agree to purchase all (or the appropriate portion) of the partnership or membership interest owned by the departing general partner as the general partner or managing member, if any, of each of our other subsidiaries.

Transfer of Ownership Interests in the General Partner

At any time, Holdings and its affiliates may sell or transfer all or part of their direct or indirect interest in our general partner without the approval of our shareholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove 8point3 General Partner, LLC as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of shares, that person or group loses voting rights on all of its shares. This loss of voting rights does not apply to any person or group that acquires the shares from our general partner or its affiliates and any transferees of that person or group who are notified by our general partner that they will not lose their voting rights or to any person or group who acquires the shares with the prior approval of the board of directors of our general partner. To the extent a shareholder is able in the aggregate to exercise 20% or more of the voting power of shares then outstanding as the result of the reduction in voting power described above or as the result of the proportional voting described below, such shareholder shall only be entitled to vote less than 20% of the voting power of the class of shares it owns and the incremental voting power above this amount shall be voted proportionally with all other votes of the same class of shares owned by such shareholder.

Limited Call Right

If at any time our general partner and its affiliates control more than 80% of the aggregate of the number of Class A shares then outstanding and the number of Class B shares equal to the number of OpCo common units owned by the Sponsors and their affiliates, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the shares of such class then outstanding held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days’ notice. The Class A shares and Class B shares will be considered a single class for this purpose. The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by either of our general partner or any of its affiliates for any share of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those shares; and

•	the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a shareholder may anticipate the market price to be in the future. The tax consequences to a shareholder of the exercise of this call right are the same as a sale by that shareholder of his Class A shares in the market.

Status as Limited Partner

By transfer of shares in accordance with our partnership agreement, each transferee of shares will be admitted as a limited partner with respect to the shares transferred when such transfer and admission is reflected in our register. Except as described under “—Limited Liability,” the shares will be fully paid, and shareholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of our subsidiaries, us or any entity set forth in the preceding three bullet points;

•	any person who is or was serving as employee, agent, managing member, manager, general partner, fiduciary or trustee of another person owing certain duties to us or any of our subsidiaries at the request of our general partner or any departing general partner or any of their affiliates; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We will purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify such persons against such liabilities under our partnership agreement.

Reimbursement of Expenses

Our general partner will not receive any management fee or other compensation in connection with our general partner’s management of our business. However, our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for financial reporting purposes on an accrual basis. Our fiscal year ends on November 30 of each year for fiscal reporting purposes and ends on December 31 of each year for tax purposes.

We will mail or make available to record holders of shares, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also mail or make available summary financial information within 50 days after the close of each quarter.

Right to Inspect Our Books and Records

Our partnership agreement provides that a shareholder can, for a purpose reasonably related to his interest as a shareholder, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•	copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and

•	certain information regarding the status of our business and financial condition.

Our general partner may, and intends to, keep confidential from the limited partners, any information that our general partner reasonable believes to be in the nature of trade secrets or other information the disclosure of which our general partner in good faith believes is not in our best interests, could damage us or our business or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

DESCRIPTION OF THE OPCO LIMITED LIABILITY COMPANY AGREEMENT

The following is a summary of the material provisions of the OpCo limited liability company agreement. The OpCo limited liability company agreement is incorporated by reference into the registration statement of which this prospectus constitutes a part. We will provide prospective investors with a copy of the OpCo limited liability company agreement upon request at no charge.

We summarize the provisions of the OpCo limited liability company agreement regarding distributions of available cash elsewhere in this prospectus. Please read “Provisions of Our Partnership Agreement and the OpCo Limited Liability Company Agreement Relating to Cash Distributions.”

Since we own all of the managing member interests of OpCo, determinations made by us under the OpCo limited liability company agreement will be made by our general partner.

Organization and Duration

OpCo was formed in March 2015 and will have a perpetual existence unless terminated under the terms of its limited liability company agreement.

Purpose

OpCo’s purpose under the limited liability company agreement is limited to any business activity that is approved by its managing member and that lawfully may be conducted by a limited liability company organized under Delaware law.

Although we have the ability to cause OpCo and its subsidiaries to engage in activities other than the business of owning, operating and acquiring contracted solar energy projects, we have no current plans to do so and may decline to do so free of any duty or obligation whatsoever to OpCo or the non-managing members, including any duty to act in the best interests of OpCo or the non-managing members. We are authorized in general to perform all acts we determine to be necessary or appropriate to carry out OpCo’s purposes and to conduct its business.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.” We are not obligated to make any capital contributions.

Meetings; Voting Rights

For purposes of this summary, matters described as requiring the approval of a “unit majority” require:

•	during the subordination period, the approval of a majority of the outstanding OpCo common units (excluding any OpCo common units held by our general partner and its affiliates, other than us) and a majority of the outstanding OpCo subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the outstanding OpCo common units.

Record holders of units on the record date will be entitled to notice of, and to vote at, meetings of OpCo’s members and to act upon matters for which approvals may be solicited.

Any matters relating to OpCo which require the consent or approval of a unit majority, including certain amendments of OpCo’s limited liability company agreement, require the approval of a share majority.

We do not anticipate that any meeting of OpCo unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all unitholders were present and voted. Meetings of the unitholders may be called by the board of directors of our general partner or by at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of one or more OpCo common units is entitled to one vote for each OpCo common unit held on any matter presented to the holders of OpCo common units for a vote. Additional membership interests having special voting rights could be issued. Please read “—Issuance of Additional Membership Interests.” OpCo common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of OpCo common units under the OpCo limited liability company agreement will be delivered to the record holder by OpCo or by the transfer agent.

Limited Liability

Under the Delaware Limited Liability Company Act (the “Delaware LLC Act”), a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the limited liability company, other than liabilities to members on account of their membership interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the limited liability company. For the purpose of determining the fair value of the assets of a limited liability company, the Delaware LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited liability company only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware LLC Act provides that a member who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the limited liability company for the amount of the distribution for three years.

Applicable Law; Forum, Venue and Jurisdiction

The OpCo limited liability company agreement is governed by Delaware law. The OpCo limited liability company agreement requires that any claims, suits, actions or proceedings:

•	arising out of or relating in any way to the OpCo limited liability company agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the OpCo limited liability company agreement or the duties, obligations or liabilities among members or of members to OpCo, or the rights or powers of, or restrictions on, the members or OpCo);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer or other employee of our general partner or OpCo, or owed by our general partner, to OpCo or the members;

•	asserting a claim arising pursuant to any provision of the Delaware LLC Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing an OpCo common unit, a member is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware courts) in connection with any such claims, suits, actions or proceedings.

Issuance of Additional Membership Interests

The OpCo limited liability company agreement authorizes OpCo to issue an unlimited number of additional membership interests for the consideration and on the terms and conditions determined by its managing member without the approval of the members.

In accordance with Delaware law and the provisions of the OpCo limited liability company agreement, OpCo may also issue additional membership interests that, as determined by us, may have special voting rights to which the OpCo common units are not entitled. In addition, the OpCo limited liability company agreement does not prohibit the issuance by its subsidiaries of equity interests, which may effectively rank senior to the OpCo common units.

At any time when we issue additional Class A shares, OpCo will issue an equivalent number of OpCo common units to us. As a result, if we issue additional Class A shares to fund acquisitions or for other purposes, OpCo will be required to issue a like amount of OpCo common units to us, which may dilute the value of the interests of the then-existing holders of OpCo’s common units in OpCo’s net assets.

Transfer of OpCo Common Units

By transfer of OpCo common units in accordance with the OpCo limited liability company agreement, each transferee of OpCo common units will be admitted as a member with respect to the OpCo common units transferred when such transfer or admission is reflected in OpCo’s register and such member becomes the record holder of the OpCo common units so transferred. Each transferee:

•	will become bound and will be deemed to have agreed to be bound by the terms and conditions of the OpCo limited liability company agreement;

•	represents that the transferee has the capacity, power and authority to enter into the OpCo limited liability company agreement; and

•	makes the consents, acknowledgements and waivers contained in the OpCo limited liability company agreement.

OpCo is entitled to treat the nominee holder of an OpCo common unit as the absolute owner in the event such nominee is the record holder of such OpCo common unit. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

OpCo common units are securities and are transferable according to the laws governing transfer of securities. Until an OpCo common unit has been transferred on OpCo’s register, OpCo and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Amendment of the OpCo Limited Liability Company Agreement

General

Amendments to the OpCo limited liability company agreement may be proposed only by us. However, we have no duty or obligation to propose any amendment and may decline to propose or approve any amendment to the OpCo limited liability company agreement. In order to adopt a proposed amendment, other than the amendments described below, we are required to seek written approval of the holders of the number of units and other interests, if any, required to approve the amendment or call a meeting of the members to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any member without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of member interests so affected; or

•	enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by OpCo to us or any of our affiliates without our consent, which consent may be given or withheld at our option.

The provisions of the OpCo limited liability company agreement preventing the amendments having the effects described in either of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by us and our affiliates).

No Unitholder Approval

We generally may make amendments to the OpCo limited liability company agreement without the approval of any member to reflect:

•	a change in OpCo’s name, the location of OpCo’s principal office, its registered agent or its registered office;

•	the admission, substitution, withdrawal or removal of members in accordance with the limited liability company agreement;

•	a change that we determine to be necessary or appropriate to qualify or continue OpCo’s qualification as a limited liability company in which the members have limited liability under the laws of any state or to ensure that OpCo’s subsidiaries will not be taxable as corporations or otherwise taxed as entities for federal income tax purposes;

•	an amendment that is necessary, in the opinion of OpCo’s counsel, to prevent OpCo or its managing member or its directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or “plan asset” regulations adopted under ERISA whether substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•	an amendment that we determine to be necessary or appropriate for the authorization or issuance of additional membership interests;

•	any amendment expressly permitted in the OpCo limited liability company agreement to be made by us acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion that has been approved under the terms of the OpCo limited liability company agreement;

•	any amendment that we determine to be necessary or appropriate to reflect and account for the formation by OpCo of, or OpCo’s investment in, any corporation, partnership or other entity, in connection with OpCo’s conduct of activities permitted by its limited liability company agreement;

•	a change in OpCo’s fiscal year or taxable year and any other changes that we determine to be necessary or appropriate as a result of such change;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, we may make amendments to the OpCo limited liability company agreement without the approval of any member if we determine that those amendments:

•	any other amendments substantially similar to any of the matters described in the clauses above;

•	do not adversely affect in any material respect the members considered as a whole or any particular class of membership interests as compared to other classes of membership interests;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate for any action taken by us relating to splits or combinations of units under the provisions of the OpCo limited liability company agreement; or

•	are required to effect the intent expressed in the prospectus for our initial public offering or the intent of the provisions of the OpCo limited liability company agreement or are otherwise contemplated by the OpCo limited liability company agreement.

Opinion of Counsel and Unitholder Approval

For amendments of the type not requiring unitholder approval, we will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any member under Delaware law. No other amendments to the OpCo limited liability company agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class, unless we first obtain such an opinion.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of membership interests in relation to other classes of membership interests will require the approval of at least a majority of the type or class of membership interests so affected. Any amendment that would reduce the percentage of units required to take any action or call a meeting of unitholders, must be approved by the affirmative vote of members whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of members whose aggregate outstanding units constitute at least a majority of the outstanding units.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of OpCo requires our prior consent. However, we have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to OpCo or the members, including any duty to act in the best interest of OpCo or its members.

In addition, the OpCo limited liability company agreement generally prohibits us, without the prior approval of the holders of a unit majority, from causing OpCo to, among other things, sell, exchange or otherwise dispose of all or substantially all of OpCo’s assets in a single transaction or a series of related transactions. We may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of OpCo’s assets without such approval. We may also sell any or all of OpCo’s assets under a foreclosure or other realization upon such encumbrances without such approval. Finally, we may consummate any merger with another limited liability entity without the prior approval of OpCo’s unitholders if OpCo is the surviving entity in the transaction, we have received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to the limited liability company agreement requiring unitholder approval, each of OpCo’s units will be an identical unit of OpCo following the transaction, and the membership interests to be issued by OpCo in such merger do not exceed 20% of OpCo’s outstanding membership interests immediately prior to the transaction.

If the conditions specified in the OpCo limited liability company agreement are satisfied, we may convert OpCo or any of its subsidiaries into a new limited liability entity or merge OpCo or any of its subsidiaries into, or convey all of OpCo’s assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in OpCo’s legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and we determine that the governing instruments of the new entity provide the members and us with the same rights and obligations as contained in the OpCo limited liability company agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the limited liability company agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of OpCo’s assets or any other similar transaction or event.

Termination and Dissolution

OpCo will continue as a limited liability company until dissolved and terminated under the OpCo limited liability company agreement. OpCo will dissolve upon:

•	our election to dissolve it, if approved by the holders of units representing a unit majority;

•	there being no members, unless OpCo is continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of OpCo; or

•	our withdrawal or removal or any other event that results in us ceasing to be OpCo’s managing member, other than by reason of a transfer of our managing member interest in accordance with the OpCo limited liability company agreement or withdrawal or removal followed by approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue OpCo’s business on the same terms and conditions described in the OpCo limited liability company agreement by appointing as a successor managing member an entity approved by the holders of units representing a unit majority, subject to OpCo’s receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any member.

Liquidation and Distribution of Proceeds

Upon OpCo’s dissolution, unless it is continued as a new limited liability company, the liquidator authorized to wind up OpCo’s affairs will, acting with all of our powers that are necessary or appropriate to, liquidate OpCo’s assets and apply the proceeds of the liquidation as described in “Provisions of our Partnership Agreement and the OpCo Limited Liability Company Agreement Relating to Cash Distributions—Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of OpCo’s assets for a reasonable period of time or distribute assets to members in kind if it determines that a sale would be impractical or would cause undue loss to OpCo’s members.

Withdrawal or Removal of the Managing Member

We may voluntarily withdraw as managing member of OpCo without first obtaining approval of any unitholder in compliance with the OpCo limited liability company agreement by giving 90 days’ written notice of such withdrawal only if our general partner has withdrawn or been removed as our general partner. Upon voluntary withdrawal of 8point3 Partners by giving written notice to the other members, the holders of a unit majority may select a successor. If a successor is not elected, OpCo will be dissolved, wound up and liquidated, unless, within a specified period after that withdrawal, the holders of a unit majority agree to continue OpCo’s business by appointing a successor managing member. Please read “—Termination and Dissolution.”

We may not be removed as OpCo’s managing member unless our general partner is removed as the general partner of us. If our general partner is removed as general partner by shareholders, we will also be removed as managing member of OpCo. If we are removed as the managing member of OpCo, we will automatically be removed as the general partner or managing member of each of our subsidiaries of which we are the general partner or managing member.

If our general partner is removed as the general partner of us under circumstances where cause does not exist and shares held by our general partner and its affiliates are not voted in favor of that removal, the subordination period will end in accordance with the OpCo limited liability company agreement. Please read “Provisions of Our Partnership Agreement and the OpCo Limited Liability Company Agreement Relating to Cash Distributions—Provisions of the OpCo Limited Liability Company Agreement Relating to Cash Distributions—Subordination Period—Conversion Upon Removal of the General Partner.”

In the event of our removal as OpCo’s managing member under circumstances where cause exists or our withdrawal of OpCo’s managing member where that withdrawal violates the OpCo limited liability company agreement, a successor managing member will have the option to purchase our managing member interest, the general partner interest (or equivalent interest), if any, in our subsidiaries, held by us or our affiliates and our subsidiaries and the incentive distribution rights held by us or our affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where we withdraw or are removed by the members, we will have the option to require the successor managing member to purchase such interests held by us or our affiliates for fair market value. In each case, this fair market value will be determined by agreement between us and the successor managing member. If no agreement is reached within 30 days, an independent investment banking firm or other independent expert selected by us and the successor managing member will determine the fair market value. Or, if we and the successor managing member cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either us or the successor managing member, we will become a member and our managing member interest and the incentive distribution rights held by us and our affiliates will automatically convert into OpCo common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In the event of removal of a managing member or withdrawal of a managing member, OpCo will be required to reimburse the departing managing member for all amounts due the departing managing member, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing managing member or its affiliates for OpCo’s benefit.

Transfer of Managing Member Interests

We and our affiliates may transfer all or any or our managing member interest in OpCo without unitholder approval. As a condition of this transfer, the transferee must assume the rights and duties of the managing member to whose interest that transferee has succeeded, agree to be bound by the provisions of OpCo limited liability company agreement, furnish an opinion of counsel regarding limited liability and agree to purchase all (or the appropriate portion) of the partnership or membership interest owned by the departing managing member as the general partner or managing member, if any, of each of our other subsidiaries.

Transfer of Ownership Interests in the Managing Member

At any time, First Solar and SunPower and their respective affiliates may sell or transfer all or part of their direct or indirect interest in us without the approval of OpCo’s unitholders.

Transfer of Incentive Distribution Rights

At any time, Holdings may sell or transfer its incentive distribution rights to an affiliate or third party without the approval of our Class A shareholders.

Status as Non-Managing Member

By transfer of OpCo common units in accordance with the OpCo limited liability company agreement, each transferee of OpCo common units will be admitted as a member with respect to the OpCo common units transferred when such transfer and admission is reflected in OpCo’s register. The OpCo common units will be fully paid and unitholders will not be required to make additional contributions.

Indemnification

Under the OpCo limited liability company agreement, in most circumstances, OpCo will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages or similar events:

•	us;

•	any departing managing member;

•	any person who is or was an affiliate of the managing member or a departing managing member;

•	any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of OpCo, any of OpCo’s subsidiaries or any entity set forth in the preceding three bullet points;

•	any person who is or was serving as employee, agent, managing member, manager, general partner, fiduciary or trustee of another person owing certain duties to OpCo or any of its subsidiaries at the request of us or any of our affiliates or any departing managing member or any of its affiliates; and

•	any person designated by us.

Any indemnification under these provisions will only be out of OpCo’s assets. Unless it otherwise agrees, we will not be personally liable for OpCo’s indemnification obligations, or have any obligation to contribute or lend funds or assets to OpCo to enable it to effectuate indemnification.

Reimbursement of Expenses

Neither we nor our general partner receive any management fee or other compensation in connection with the management of OpCo’s business. However, the OpCo limited liability company agreement requires OpCo to reimburse us for all direct and indirect expenses we or our affiliates incur or payments we or our affiliates make on OpCo’s behalf or otherwise incurred by us or an affiliate in connection with operating OpCo’s business.

Books and Reports

We are required to keep appropriate books of OpCo’s business at OpCo’s principal offices. The books will be maintained for financial reporting purposes on an accrual basis. OpCo’s fiscal year ends on November 30 of each year for fiscal reporting purposes and ends on December 31 of each year for tax purposes.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT AND THE OPCO LIMITED LIABILITY COMPANY AGREEMENT RELATING TO CASH DISTRIBUTIONS

We will distribute our available cash, as defined below, in each quarter to our Class A shareholders. Our cash flow is generated from distributions we receive from OpCo. As a result, our ability to make distributions to our Class A shareholders depends primarily on the ability of OpCo to make cash distributions to its unitholders, including us. Set forth below is a summary of the significant provisions of our partnership agreement and the OpCo limited liability company agreement as they relate to cash distributions. The summary below is qualified in its entirety by reference to all of the provisions of our partnership agreement and the OpCo limited liability company agreement, each of which has been incorporated by reference into this prospectus.

As described below under “—Provisions of the OpCo Limited Liability Company Agreement Relating to Cash Distributions,” we have broad discretion to make certain decisions under the OpCo limited liability company agreement, including with respect to the establishment of cash reserves. Decisions made by us under the OpCo limited liability company agreement will ultimately be made by our general partner.

Provisions of Our Partnership Agreement Relating to Cash Distributions

Distributions of Our Available Cash

Our partnership agreement requires that, within 45 days after the end of each fiscal quarter, we distribute all of our available cash to Class A shareholders of record on the applicable record date.

Our partnership agreement requires us to distribute our available cash quarterly. Generally, our available cash is all cash on hand or received before the date of distribution in respect of such quarter, less the amount of cash reserves established by our general partner. We currently expect that cash reserves at 8point3 Partners would be established solely to provide for the payment of income taxes payable by 8point3 Partners, if any. Our cash flow is generated from distributions we receive from OpCo.

Shares Eligible for Distribution

Each Class A share will be entitled to receive distributions (including upon liquidation) on a pro rata basis. Class B shares will not be entitled to receive any distributions. We may issue additional Class A shares to fund the redemption of OpCo common units and our Class B shares tendered by our Sponsors under the Exchange Agreement among us, our Sponsors, our general partner and OpCo. Please read Part III, Item 13. “Certain Relationships and Related Party Transactions—Agreements with our Sponsors—Exchange Agreement” in the 2015 10-K.

General Partner Interest

Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner may in the future own Class A shares or other equity securities in us and would be entitled to receive cash distributions on any such interests.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors and distribute any remaining proceeds pro rata to our Class A shareholders.

Intent to Distribute a Quarterly Distribution

We intend to make a quarterly distribution to the holders of our Class A shares of at least $0.2097 per share, or $0.8388 per share on an annualized basis, which is equal to OpCo’s minimum quarterly distribution on the OpCo common units. However, our ability to pay any such quarterly distribution will depend on the amount of distributions we receive from OpCo, as a holder of OpCo common units.

Even if we receive sufficient cash from OpCo to pay any such quarterly distribution, our ability to pay such quarterly distribution will also depend on whether we have sufficient remaining cash after the establishment of cash reserves as determined by our general partner. Consequently, we may not be able to pay a quarterly distribution on our Class A shares in any quarter, even if the minimum quarterly distribution on the OpCo common units has been paid in full.

Provisions of the OpCo Limited Liability Company Agreement Relating to Cash Distributions

Distributions of Available Cash by OpCo

General

The OpCo limited liability company agreement requires that, within 45 days after the end of each quarter, OpCo will distribute its available cash to its unitholders of record on the applicable record date.

Definition of Available Cash

Available cash of OpCo generally means, for any quarter, the sum of all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves established by us to:

•	provide for the proper conduct of OpCo’s business, including reserves for anticipated future debt service requirements, future capital expenditures and future acquisitions, subsequent to that quarter;

•	comply with applicable law or any of OpCo’s or its subsidiaries’ debt instruments or other agreements; or

•	provide funds for distributions to OpCo’s unitholders for any one or more of the next four quarters, provided that we may not establish cash reserves for future distributions if the effect of the establishment of such reserves will prevent OpCo from making the minimum quarterly distribution on all OpCo common units and any cumulative arrearages on such OpCo common units for the current quarter;

•	plus, all cash on hand on the date of determination resulting from dividends or distributions received after the end of the quarter from equity interests in any person other than a subsidiary in respect of operations conducted by such person during the quarter;

•	plus, if we so determine, all or any portion of the cash on hand on the date of determination of available cash resulting from working capital borrowings after the end of such quarter.

The purpose and effect of the last bullet point above is to allow us, if we so decide, to cause OpCo to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to OpCo’s unitholders. Under the OpCo limited liability company agreement, working capital borrowings are generally borrowings under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to members, and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings.

Intent to Distribute the Minimum Quarterly Distribution

We intend to cause OpCo to pay at least the minimum quarterly distribution to the holders of OpCo common units, including us, and OpCo’s subordinated units of $0.2097 per unit, or $0.8388 per unit on an annualized basis, to the extent OpCo has sufficient available cash after the establishment of cash reserves and the payment of costs and expenses, including (i) expenses of our general partner and its affiliates, (ii) our expenses, and (iii) payments to our Sponsors and their affiliates under the Management Services Agreements with our Sponsors. However, OpCo may not be able to pay the minimum quarterly distribution or any other amount on its units in any quarter. Since we own all of the non-economic managing member interest of OpCo, determinations made by OpCo will ultimately be made by our general partner. Please read Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Sources of Liquidity—Term Loan, Delayed Draw Term Loan and Revolving Credit Facility” in the 2015 10-K for a discussion of the restrictions in OpCo’s senior secured credit facility that may restrict its ability to make distributions.

Incentive Distribution Rights

Holdings currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50%, of the cash OpCo distributes from operating surplus (as defined below) in excess of $0.31455 per common and subordinated unit per quarter. The maximum distribution of 50% does not include any distributions that Holdings or its affiliates may receive on OpCo common or subordinated units that they own. Please read “—Incentive Distribution Rights” below for additional information.

Operating Surplus and Capital Surplus

General

All cash distributed to OpCo unitholders will be characterized as either being paid from “operating surplus” or “capital surplus.” OpCo will treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Operating Surplus

Operating surplus of OpCo is defined as:

•	$45.0 million (as described below); plus

•	all of OpCo and its subsidiaries’ cash receipts after the closing of our initial public offering, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of certain hedges prior to their specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such hedges; plus

•	all of OpCo and its subsidiaries’ cash receipts after the closing of our initial public offering resulting from dividends or distributions received after the end of the quarter from equity interests in any person other than a subsidiary in respect of operations conducted by such person during the quarter (excluding the proceeds received by OpCo from interim capital transactions by such person); plus

•

cash distributions, including incremental distributions on incentive distribution rights, paid in respect of equity issued, other than equity issued in our initial public offering, to finance all or a portion of expansion capital expenditures in respect of the period from the date that OpCo or a subsidiary enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•	cash distributions, including incremental distributions on incentive distribution rights, paid in respect of equity issued, other than equity issued in our initial public offering, to pay interest and related fees on debt incurred, or to pay distributions on equity issued, to finance the expansion capital expenditures referred to in the prior bullet point; less

•	all of OpCo and its subsidiaries’ operating expenditures, after the closing of our initial public offering; less

•	the amount of cash reserves established by us or the boards of any of OpCo’s subsidiaries to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within 12 months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on disposition of an investment capital expenditure.

Disbursements made, cash received (including working capital borrowings) or cash reserves established, increased or reduced after the end of a period but on or before the date on which cash or cash equivalents will be distributed with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining operating surplus, within such period if we so determine.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution by OpCo and is not limited to cash generated by our operations. For example, the definition of operating surplus includes a provision that will enable OpCo to distribute as operating surplus up to $45.0 million of cash that OpCo receives in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. As a result, OpCo may distribute as operating surplus up to such amount of any cash that it receives from non-operating sources. In addition, the effect of including certain cash distributions on equity interests in operating surplus, as described above, will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures that reduce operating surplus at the time of repayment. However, if OpCo does not repay working capital borrowings, which increase operating surplus, during the 12-month period following the borrowing, they will be deemed to have been repaid at the end of such period, thus decreasing operating surplus at that time. When the working capital borrowings are subsequently repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

Interim capital transactions are defined as:

•	borrowings, including sales of debt securities and other incurrences of indebtedness for borrowed money, other than working capital borrowings;

•	sales of equity securities;

•	sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements; and

•	capital contributions received.

Operating expenditures are defined as:

•	all cash expenditures of OpCo and its subsidiaries, including taxes, compensation of officers and directors of our general partner, reimbursements of expenses of our general partner and its affiliates, payments made under certain hedge contracts (provided that payments made in connection with the termination of any such hedge contract prior to the expiration of its settlement or termination date specified therein will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract and amounts paid in connection with the initial purchase of such a contract will be amortized over the life of such contract), maintenance capital expenditures (as described below), and repayment of working capital borrowings; and

•	all of our expenses and other cash expenditures (other than income taxes), including reimbursements of expenses of our general partner and its affiliates as set forth in the Management Services Agreements with our Sponsors.

Notwithstanding the foregoing, operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid, as described above;

•	payments, including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled, of principal of and premium on indebtedness other than working capital borrowings;

•	expansion capital expenditures or investment capital expenditures, as described below;

•	payment of transaction expenses, including taxes, relating to interim capital transactions;

•	distributions to equityholders of OpCo; or

•	repurchases of equity interests, including repurchases or redemptions of equity interests under the Exchange Agreement among us, our Sponsors, our general partner and OpCo, and excluding repurchases of equity interests purchased to satisfy obligations under employee benefit plans.

Capital Surplus

Capital surplus is defined in the OpCo limited liability company agreement as any distribution of available cash in excess of its cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by interim capital transactions.

Characterization of Cash Distributions

The OpCo limited liability company agreement requires that it treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of our initial public offering (other than any distributions of proceeds of our initial public offering) equals the operating surplus from the closing of our initial public offering through the end of the quarter immediately preceding that distribution. The OpCo limited liability company agreement requires that OpCo treat any amount distributed in excess of operating surplus, regardless of the source, as capital surplus. We do not anticipate that OpCo will make any distributions from capital surplus.

Capital Expenditures

Expansion capital expenditures are cash expenditures incurred for those acquisitions or capital improvements that are expected to increase OpCo’s operating capacity or operating income over the long term. Examples of expansion capital expenditures include the acquisition of equipment or additional solar energy projects to the extent such capital expenditures are expected to increase OpCo’s operating capacity or its operating income. Expansion capital expenditures include interest expense associated with borrowings used to fund expansion capital expenditures.

Maintenance capital expenditures are cash expenditures that are made to repair, refurbish and maintain equipment reliability, integrity and safety and to comply with applicable laws and regulations, or other cash expenditures that are made to maintain, over the long term, operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish or replace OpCo’s solar energy projects, to upgrade transmission networks, to maintain equipment reliability, integrity and safety and to comply with laws and regulations.

Investment capital expenditures are those capital expenditures, including transaction expenses, which are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely consist of cash expenditures made for investment purposes. Examples of investment capital expenditures include traditional cash expenditures for investment purposes, such as purchases of securities, as well as other cash expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of an asset for investment purposes or development of assets that are in excess of the maintenance of our existing operating capacity or operating income, but which are not expected to expand, for more than the short term, our operating capacity or operating income.

As described above, neither investment capital expenditures nor expansion capital expenditures are operating expenditures, and thus will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of an acquisition, development or expansion in respect of a period that begins when we enter into a binding obligation for an acquisition, construction, development or expansion and ends on the earlier to occur of the date on which such acquisition, construction, development or expansion commences commercial service and the date that it is abandoned or disposed of, such interest payments do not reduce operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

Cash expenditures that are made in part for maintenance capital purposes, investment capital purposes or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditures by us.

Subordination Period

General

The OpCo limited liability company agreement provides that, during the subordination period (which we define below), the OpCo common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.2097 per OpCo common unit, which amount is defined in the OpCo limited liability company agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the OpCo common units from prior quarters, before any distributions of available cash from operating surplus may be made on the OpCo subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the OpCo subordinated units will not be entitled to receive any distributions from operating surplus until the OpCo common units have received the minimum quarterly distribution from operating surplus for such quarter plus any arrearages from prior quarters. Furthermore, no arrearages will accrue or be payable on the OpCo subordinated units. The practical effect of the OpCo subordinated units is to increase the likelihood that, during the subordination period, there will be available cash from operating surplus to be distributed on the OpCo common units and our Class A shares.

Subordination Period

Except as described below, the subordination period will begin on the closing date of our initial public offering and expire on the first business day after the distribution to OpCo’s unitholders in respect of any quarter, beginning with the quarter ending August 31, 2018, if each of the following has occurred:

•	for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date, aggregate distributions from operating surplus equaled or exceeded the sum of the minimum quarterly distribution multiplied by the total number of OpCo common and subordinated units outstanding for each quarter of each period;

•	for the same three consecutive, non-overlapping four-quarter periods, the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution multiplied by the total number of OpCo common and subordinated units outstanding during each quarter on a fully diluted weighted average basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the OpCo common units.

Early Termination of Subordination Period

Notwithstanding the foregoing, the subordination period will automatically terminate, and all of the OpCo subordinated units will convert into OpCo common units on a one-for-one basis, on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending August 31, 2016, if each of the following has occurred:

•	for the four-quarter period immediately preceding that date, aggregate distributions from operating surplus exceeded the product of 150.0% of the minimum quarterly distribution multiplied by the total number of OpCo common and subordinated units outstanding in each quarter in the period;

•	for the same four-quarter period, the “adjusted operating surplus” equaled or exceeded the product of 150.0% of the minimum quarterly distribution multiplied by the total number of OpCo common and subordinated units outstanding during each quarter on a fully diluted weighted average basis, plus the related distribution on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distributions on the OpCo common units.

Forbearance Period

As part of our initial public offering, our Sponsors agreed to forego any distributions declared on their common and subordinated units of OpCo during the forbearance period. Assuming OpCo distributes the minimum quarterly distribution for a fiscal quarter in the forbearance period, the amount of distributions that would be foregone by the Sponsors is $10.7 million per such fiscal quarter. The purpose of this forbearance is to reduce the risk that the holders of Class A shares will not receive the full initial quarterly distribution. The

“forbearance period” will end in the fiscal quarter that the board of directors of our general partner, with the concurrence of the conflicts committee, determines that OpCo will be able to earn and pay at least the minimum quarterly distribution on each of its outstanding common and subordinated units for such quarter and the successive quarter. During the forbearance period, our Sponsors’ common and subordinated units in OpCo will not be treated as outstanding for purposes of calculating whether the subordination period has ended.

On June 21, 2016, the board of directors of our general partner, with the concurrence of the conflicts committee, determined that OpCo had met the tests required to terminate the forbearance period. As a result, starting with the quarter ending August 31, 2016, the common and subordinated units of OpCo held by our Sponsors will be entitled to distributions.

Conversion Upon Removal of the General Partner

In addition, if our shareholders remove our general partner other than for cause, the OpCo subordinated units held by any person will immediately and automatically convert into OpCo common units on a one-for-one basis; provided that (i) neither such person nor any of its affiliates voted any of its units in favor of the removal and (ii) such person is not an affiliate of the successor general partner.

Expiration of the Subordination Period

When the subordination period ends, each outstanding OpCo subordinated unit will convert into one OpCo common unit and will thereafter participate pro rata with the other OpCo common units in distributions of available cash.

Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

•	operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under the caption “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase in working capital borrowings (including OpCo’s share of any net increase in working capital borrowings by subsidiaries that are not wholly owned) with respect to that period; less

•	any net decrease in cash reserves for operating expenditures (including OpCo’s share of any net decrease in cash reserves by subsidiaries that are not wholly owned) with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures (including OpCo’s share of any net increase in cash reserves by subsidiaries that are not wholly owned) with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

•	any net decrease made in subsequent periods to cash reserves for operating expenditures with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods.

Any disbursements made, cash received (including working capital borrowings) or cash reserves established, increased or reduced after the end of a period that we determine to include in operating surplus for such period shall also be deemed to have been made, received or established, increased or reduced in such period for purposes of determining adjusted operating surplus for such period.

Distributions of Available Cash from Operating Surplus During the Subordination Period

OpCo will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, 100% to the OpCo common unitholders, pro rata, until OpCo distributes for each outstanding OpCo common unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, 100% to the OpCo common unitholders, pro rata, until OpCo distributes for each outstanding OpCo common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the OpCo common units for any prior quarters during the subordination period;

•	third, 100% to the OpCo subordinated unitholders, pro rata, until OpCo distributes for each outstanding OpCo subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

Distributions of Available Cash from Operating Surplus After the Subordination Period

OpCo will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 100% to the OpCo common unitholders, pro rata, until OpCo distributes for each outstanding OpCo common unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage (15%, 25% and 50%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Holdings currently holds the incentive distribution rights, but may transfer these rights.

If for any quarter:

•	OpCo has distributed available cash from operating surplus to the OpCo common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	OpCo has distributed available cash from operating surplus on outstanding OpCo common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, OpCo will distribute any additional available cash from operating surplus for that quarter among the unitholders and the holder(s) of the incentive distribution rights in the following manner:

•	first, 100% to all unitholders, pro rata, until each unitholder receives a total of $0.31455 per unit for that quarter (the “first target distribution”);

•	second, 85% to all unitholders, pro rata, and 15% to the holder(s) of the incentive distribution rights, until each unitholder receives a total of $0.366975 per unit for that quarter (the “second target distribution”);

•	third, 75% to all unitholders, pro rata, and 25% to the holder(s) of the incentive distribution rights, until each unitholder receives a total of $0.4194 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all unitholders, pro rata, and 50% to the holder(s) of the incentive distribution rights.

Percentage Allocations of Available Cash From Operating Surplus

The following table sets forth the percentage allocations of available cash from operating surplus between Holdings (in respect of the incentive distribution rights) and OpCo’s unitholders (in respect of their common and subordinated units) based on the specified target quarterly distribution levels. The amounts set forth under “Marginal Percentage Interest in Available Cash” are the percentage interests of Holdings (in respect of the incentive distribution rights) and the OpCo unitholders (in respect of their common and subordinated units) in any available cash from operating surplus OpCo distributes up to and including the corresponding amount in the column “Total Quarterly Distribution per Unit Target Amount.” The percentage interests shown for OpCo’s unitholders and Holdings for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

		Marginal Percentage Interest in Available Cash
	Total Quarterly Distribution per Unit Target Amount	Unitholders	Incentive Distribution Rights
Minimum Quarterly Distribution	$0.2097	100.0%	0.0%
First Target Distribution	above $0.2097 up to $0.31455	100.0%	0.0%
Second Target Distribution	above $0.31455 up to $0.366975	85.0%	15.0%
Third Target Distribution	above $0.366975 up to $0.4194	75.0%	25.0%
Thereafter	above $0.4194	50.0%	50.0%

Holdings’ Right to Reset Incentive Distribution Levels

Holdings, as the initial holder of OpCo’s incentive distribution rights, has the right under the OpCo limited liability company agreement, subject to certain conditions, to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments would be set. If Holdings transfers all or a portion of the incentive distribution rights in the future, then the holder or holders of a majority of the incentive distribution rights will be entitled to exercise this right. Holdings’ right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions are based may be exercised, without approval of our Class A shareholders or the conflicts committee, at any time when there are no OpCo subordinated units outstanding, OpCo has made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distributions for each of the four consecutive fiscal quarters immediately preceding such time and the amount of such aggregate distributions did not exceed the adjusted operating surplus for such four-quarter period. If Holdings and its affiliates are not the holders of a majority of the incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset will be subject to the prior written concurrence of our general partner that the conditions described above have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that Holdings will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that Holdings would exercise this reset right in order to facilitate acquisitions or internal expansion projects that would otherwise not be sufficiently accretive to cash distributions per OpCo common unit, taking into account the existing levels of incentive distribution payments being made to Holdings.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by Holdings of incentive distribution payments based on the target distributions prior to the reset, Holdings will be entitled to receive a number of newly issued OpCo common units based on a formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by Holdings for the two quarters immediately preceding the reset event as compared to the average cash distributions per OpCo common unit during that two-quarter period.

The number of OpCo common units that Holdings (or the then holder of the incentive distribution rights, if other than Holdings) would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by Holdings in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the aggregate amount of cash distributed per OpCo common unit during each of these two quarters.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per OpCo common unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 100% to all unitholders, pro rata, until each unitholder receives an amount equal to 150% of the reset minimum quarterly distribution for that quarter;

•	second, 85% to all unitholders, pro rata, and 15% to Holdings, until each unitholder receives an amount per unit equal to 175% of the reset minimum quarterly distribution for the quarter;

•	third, 75% to all unitholders, pro rata, and 25% to Holdings, until each unitholder receives an amount per unit equal to 200% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to Holdings.

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and the holder(s) of the incentive distribution rights at various cash distribution levels (i) pursuant to the cash distribution provisions of the OpCo limited liability company agreement in effect as of the date of this prospectus, as well as (ii) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per OpCo common unit during the two fiscal quarters immediately preceding the reset election was $0.4500.

	Quarterly Distribution per Unit Prior to Reset		Marginal Percentage Interest in Distribution		Quarterly Distribution per Unit Following Hypothetical Reset
			Common Unitholders	Incentive Distribution Rights
Minimum Quarterly Distribution	$0.2097		100%	—	$0.4500
First Target Distribution	above $0.2097	up to $0.31455	100%	—	above $0.4500		up to $0.6750(1)
Second Target Distribution	above $0.31455	up to $0.366975	85%	15%	above $0.6750	(1)	up to $0.7875(2)
Third Target Distribution	above $0.366975	up to $0.4194	75%	25%	above $0.7875	(2)	up to $0.9000(3)
Thereafter	above $0.4194		50%	50%	above $0.9000	(3)

(1)	This amount is 150% of the hypothetical reset minimum quarterly distribution.
(2)	This amount is 175% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 200% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the holder(s) of the incentive distribution rights based on an average of the amounts distributed for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be 71,014,658 OpCo common units outstanding and the average distribution to each OpCo common unit would be $0.4500 per quarter for the two consecutive non-overlapping quarters prior to the reset.

	Prior to Reset
	Quarterly Distribution per Unit		Cash Distributions to Common Units	Cash Distributions to Incentive Distribution Rights	Total Distributions
Minimum Quarterly Distribution	$0.2097		$14,891,774	$—	$14,891,774
First Target Distribution	above $0.2097	up to $0.31455	7,445,887	—	7,445,887
Second Target Distribution	above $0.31455	up to $0.366975	3,722,943	656,990	4,379,933
Third Target Distribution	above $0.366975	up to $0.4194	3,722,943	1,240,981	4,963,925
Thereafter	above $0.4194		2,173,049	2,173,049	4,346,097

			$31,956,596	$4,071,020	$36,027,616

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the holder(s) of the incentive distribution rights after a reset of the incentive distribution rights, with respect to the quarter after the reset occurs. The table reflects that as a result of the reset there would be 80,061,369 OpCo common units outstanding and that the average distribution to each OpCo common unit would be $0.4500. The number of OpCo common units issued as a result of the reset was calculated by dividing (x) $4,071,020 as the average of the amounts received in respect of the incentive distribution rights for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, by (y) the average of the cash distributions made on each OpCo common unit per quarter for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, or $0.4500.

After Reset
	Quarterly Distribution per Unit		Cash Distributions to Existing Common Units	Cash Distributions to Common Units Issued in Reset	Cash Distributions to Incentive Distribution Rights	Total Distributions
Minimum Quarterly Distribution	$0.4500		$31,956,596	$4,071,020	$—	$36,027,616
First Target Distribution	above $0.4500	up to $0.6750	—	—	—	—
Second Target Distribution	above $0.6750	up to $0.7875	—	—	—	—
Third Target Distribution	above $0.7875	up to $0.9000	—	—	—	—
Thereafter	above $0.9000		—	—	—	—

			$31,956,596	$4,071,020	$—	$36,027,616

The holder of the incentive distribution rights will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the immediately preceding four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under the OpCo limited liability company agreement.

Distributions from Capital Surplus

How Distributions from Capital Surplus Are Made

OpCo would make any distribution of available cash from capital surplus in the following manner:

•	first, 100% to all unitholders until the minimum quarterly distribution is reduced to zero, as described below under “—Effect of a Distribution from Capital Surplus”;

•	second, to the OpCo common unitholders, pro rata, until OpCo distributes for each OpCo common unit an amount from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the OpCo common units; and

•	thereafter, as if such distributions were from operating surplus; because the minimum quarterly distribution is reduced to zero, OpCo will pay the incentive distribution rights at the highest level as described below.

The preceding discussion is based on the assumption that OpCo does not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

The OpCo limited liability company agreement treats a distribution of capital surplus as the repayment of the initial unit price on OpCo common units (equal to the initial public offering price), which is a return of capital. The initial unit price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target quarterly distribution levels will be reduced in the same proportion as the distribution had to the fair market value of the OpCo common units prior to the announcement of the distribution. Any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.

Once OpCo distributes capital surplus on an OpCo common unit in an amount equal to the initial unit price, the minimum quarterly distribution and the target quarterly distribution levels will be equal to zero. OpCo will then pay any unpaid arrearages on the OpCo common units and thereafter make all future distributions from operating surplus, with 50% being paid to the unitholders, pro rata, and 50% being paid to the holders of incentive distribution rights, pro rata. Please read “—Incentive Distribution Rights” above.

Adjustment to the Minimum Quarterly Distribution and Target Quarterly Distribution Levels

In addition to adjusting the minimum quarterly distribution and target quarterly distribution levels to reflect a distribution of capital surplus, if OpCo combines its units into fewer units or subdivide its units into a greater number of units, it will proportionately adjust:

•	the minimum quarterly distribution;

•	target quarterly distribution levels;

•	the unrecovered initial unit price; and

•	the arrearages per OpCo common unit in payment of the minimum quarterly distribution on the OpCo common units.

For example, if a two-for-one split of the OpCo common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, and each OpCo subordinated unit would be split into two units. OpCo will not make any adjustment by reason of the issuance of additional units for cash or property.

Distributions of Cash Upon Liquidation

General

If OpCo dissolves in accordance with the OpCo limited liability company agreement, OpCo will sell or otherwise dispose of its assets in a process called liquidation. OpCo will first apply the proceeds of liquidation to the payment of its creditors. OpCo will distribute any remaining proceeds to its unitholders and holders of incentive distribution rights in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding OpCo common units to a preference over the holders of outstanding OpCo subordinated units upon OpCo’s liquidation, to the extent required to permit OpCo common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the OpCo common units. However, there may not be sufficient gain upon OpCo’s liquidation to enable the holders of OpCo common units to fully recover all of these amounts, even though there may be cash available for distributions to the holders of OpCo subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of Holdings.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the OpCo limited liability company agreement. If OpCo’s liquidation occurs before the end of the subordination period, OpCo will allocate any gain to its members in the following manner:

•	first, to each member to the extent of any negative balance in its capital account;

•	second, 100% to the OpCo common unitholders, pro rata, until the capital account for each OpCo common unit is equal to the sum of: (i) the unrecovered initial unit price; (ii) the amount of the minimum quarterly distribution for the quarter during which OpCo’s liquidation occurs; and (iii) any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, 100% to the OpCo subordinated unitholders, pro rata, until the capital account for each OpCo subordinated unit is equal to the sum of: (i) the unrecovered initial unit price; and (ii) the amount of the minimum quarterly distribution for the quarter during which OpCo’s liquidation occurs;

•	fourth, 100% to all OpCo common and subordinated unitholders, pro rata, until we allocate under this bullet an amount per unit equal to: (i) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of OpCo’s existence; less (ii) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that OpCo distributed 100% to the OpCo common and subordinated unitholders, pro rata, for each quarter of its existence;

•	fifth, 85% to all OpCo common and subordinated unitholders, pro rata, and 15% to Holdings in respect of the incentive distribution rights, until OpCo allocates under this bullet an amount per unit equal to: (i) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of OpCo’s existence; less (ii) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that OpCo distributed 85% to the OpCo common and subordinated unitholders, pro rata, and 15% to Holdings in respect of the incentive distribution rights for each quarter of OpCo’s existence;

•	sixth, 75% to all OpCo common and subordinated unitholders, pro rata, and 25% to Holdings in respect of the incentive distribution rights, until OpCo allocates under this bullet an amount per unit equal to: (i) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of OpCo’s existence; less (ii) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that OpCo distributed 75% to the common and subordinated unitholders, pro rata, and 25% to Holdings in respect of the incentive distribution rights for each quarter of OpCo’s existence; and

•	thereafter, 50% to all OpCo common and subordinated unitholders, pro rata, and 50% to Holdings in respect of the incentive distribution rights.

The percentages set forth above are based on the assumption that Holdings has not transferred its incentive distribution rights and has not previously exercised its right to reset incentive distribution levels.

If the liquidation occurs after the end of the subordination period, the distinction between OpCo common units and subordinated units will disappear, so that clause (iii) of the second bullet point above and all of the fourth bullet point above will no longer be applicable.

Manner of Adjustments for Losses

If OpCo’s liquidation occurs before the end of the subordination period, after making allocations of loss to the members in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, OpCo will generally allocate any loss to its members in the following manner:

•	first, 100% to the holders of OpCo subordinated units in proportion to the positive balances in their capital accounts, until the capital accounts of the OpCo subordinated unitholders have been reduced to zero; and

•	thereafter, 100% to the holders of OpCo common units in proportion to the positive balances in their capital accounts, until the capital accounts of the OpCo common unitholders have been reduced to zero.

If the liquidation occurs after the end of the subordination period, the distinction between OpCo common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts

The OpCo limited liability company agreement requires that OpCo make adjustments to capital accounts upon the issuance of additional units. In this regard, the OpCo limited liability company agreement specifies that OpCo allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and incentive distribution rights in the same manner as OpCo allocates gain upon liquidation. In the event that OpCo makes positive adjustments to the capital accounts upon the issuance of additional units, the OpCo limited liability company agreement requires that OpCo generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the members’ capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, OpCo generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and incentive distribution rights based on their respective percentage ownership of OpCo. In this manner, prior to the end of the subordination period, OpCo generally will allocate any such loss equally with respect to the OpCo common and subordinated units. If OpCo makes negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in OpCo’s unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income and estate tax consequences to non-U.S. holders, defined below, of the ownership and disposition of our Class A shares as of the date of this prospectus. Except where otherwise noted, this summary deals only with Class A shares that are held as capital assets (generally, held for investment purposes) by a non-U.S. holder.

As used herein, a “non-U.S. holder” means a beneficial owner of our Class A shares that is not for U.S. federal tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an entity or arrangement treated as a partnership for U.S. federal tax purposes;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it: (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If any entity or arrangement treated as a partnership for U.S. federal tax purposes holds our Class A shares, the tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering an investment in our Class A shares, you should consult your own tax advisors.

This summary is based upon provisions of the Internal Revenue Code (the “Code”), applicable U.S. Treasury regulations, rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as of the date of this prospectus. Those authorities may change or be subject to differing interpretations, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. We cannot assure you that a change in law or the interpretation thereof will not alter significantly the tax considerations that we describe in this summary.

This summary does not address all aspects of U.S. federal income and estate taxation and does not deal with foreign, state, local, alternative minimum, unearned income “medicare” contribution or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not address the U.S. federal income and estate tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, financial institution, insurance company, tax-exempt organization, dealer in securities, broker, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), a person who acquired our Class A shares as compensation or otherwise in connection with the performance of services, or a person who has acquired our Class A shares as part of a straddle, hedge, conversion transaction or other integrated investment).

We have not sought and will not seek any rulings from the IRS regarding the matters described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

If you are considering the purchase of our Class A shares, you should consult your own tax advisors concerning the particular U.S. federal income, estate and other tax consequences to you of the ownership and disposition of the Class A shares, as well as the consequences to you arising under the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

Distributions

We intend to pay regular cash distributions on our Class A shares for the foreseeable future. Please read “Provisions of Our Partnership Agreement and the OpCo Limited Liability Company Agreement Relating to Cash Distributions.” Even though we are organized as a limited partnership under state law, we will be treated as a corporation for U.S. federal income tax purposes. Accordingly, distributions on our Class A shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent a distribution exceeds our current and accumulated earnings and profits, such distribution will reduce the non-U.S. holder’s adjusted tax basis in its Class A shares (but not below zero) and thereafter will be treated as gain from the sale of the Class A shares (the tax treatment of which is generally described below under “—Gain on Disposition of Class A Shares”).

The gross amount of dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are generally subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. A corporate non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such dividends.

A non-U.S. holder that wishes to claim the benefit of an applicable income tax treaty for dividends will be required to provide the applicable withholding agent with a valid IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) and certify under penalties of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits. This certification must be provided to the applicable withholding agent prior to the payment of dividends and may be required to be updated periodically. If our Class A shares are held through a non-U.S. partnership or non-U.S. intermediary, the non-U.S. partnership or non-U.S. intermediary may also be required to comply with additional certification requirements under applicable U.S. Treasury regulations.

It is possible that a distribution made to a non-U.S. holder may be subject to overwithholding because, for example, at the time of the distribution, we or the relevant withholding agent may not be able to determine how much of the distribution constitutes dividends or the proper documentation establishing the benefits of any applicable treaty has not been properly supplied. If there is any overwithholding on distributions made to a non-U.S. holder, such non-U.S. holder may obtain a refund of the overwithheld amount by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding the applicable withholding tax rules and the possibility of obtaining a refund of any overwithheld amounts.

Gain on Disposition of Class A Shares

Any gain realized by a non-U.S. holder on the disposition of Class A shares generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, where required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•	subject to certain exceptions (described below), our Class A shares constitute “U.S. real property interests” by reason of our status as a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our Class A shares.

Gain described in the first or third bullet point above will be subject to U.S. federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. In the case of a non-U.S. holder described in the second bullet point above, except as otherwise provided by an applicable income tax treaty, any gain, which may be offset by certain U.S. source capital losses, will be subject to a 30% tax even though the individual is not considered a resident of the United States under the Code.

With respect to the third bullet point above, we believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our interests in real property located outside the United States and our other business assets and because the definition of U.S. real property is not entirely clear, there can be no assurance that we are not a USRPHC now or will not become one in the future. Even if we were to become a USRPHC, however, as long as our Class A shares are “regularly traded” on an established securities market (as to which there can be no assurance), such Class A shares will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively holds or held more than five percent of such regularly traded Class A shares at any time during the applicable period described in the third bullet point above.

Information Reporting and Backup Withholding

We must report annually to the IRS and to you the amount of dividends paid to you and the amount of tax, if any, withheld with respect to such dividends. The IRS may make this information available to the tax authorities in the country in which you are resident, under the terms of an income tax treaty or tax information exchange agreement.

Payments of dividends in respect of, or proceeds on the disposition of, our Class A shares made to a non-U.S. holder may be subject to additional information reporting and backup withholding unless such non-U.S. holder establishes an exemption, for example by properly certifying that such non-U.S. holder is not a U.S. person as defined under the Code on an IRS Form W-BEN, W-8BEN-E or another appropriate or successor form (provided that the payor does not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS.

Taxation of Class A Shares Held Through Foreign Accounts

A 30% withholding tax applies with respect to certain payments on, and, after December 31, 2018, gross proceeds from a sale or disposition of, our Class A shares in each case if paid to a foreign financial institution or a non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country or future Treasury regulations may modify these requirements.

Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of such withholding tax.

Federal Estate Tax

Class A shares that are owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will likely be included in such individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax.

Partnership Securities

The tax consequences of the ownership and disposition of any series of partnership securities will be described in the applicable prospectus supplement relating to that series of partnership securities, which will be filed as an exhibit to or incorporated by reference into this prospectus at or before the time of issuance of any such series of partnership securities.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in and outside the United States (1) through underwriters or underwriting syndicates led by one or more managing underwriters, (2) to or through brokers or dealers, (3) to or through agents, (4) directly to one or more purchasers, including our affiliates, (5) pursuant to delayed delivery contracts or forward contracts or (6) through a combination of any of these methods.

The prospectus supplement will set forth any required information such as the terms of the offering, the method of distribution and the following:

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts, commissions and other items constituting compensation to underwriters;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Sale Through Underwriters or Dealers

If we utilize one or more underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter at the time of sale and will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of securities to the public. The underwriters will acquire the securities for their own account, and the underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The obligations of the underwriters to purchase the securities may be subject to conditions, and any underwritten offering may be on a firm commitment basis. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we utilize dealers in the sale of securities, we may sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 (the “Securities Act”), with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers, information about any compensation paid to the dealers and the terms of the transaction.

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell Class A shares through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell Class A shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any Class A shares sold will be sold at prices related to the then prevailing market prices for such securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of Class A shares. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement and any related free writing prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of our Class A shares. We will describe any such activities in the prospectus supplement or any related free writing prospectus relating to the transaction.

Sales Through Agents

We may designate broker-dealers as agents from time to time to solicit offers from purchasers to purchase the Class A shares included in this prospectus, or to sell such Class A shares in ordinary brokerage transactions, on our behalf. If required, the name of any agent involved in the offer or sale of the offered securities and any commissions payable by us to the agent will be included in a prospectus supplement. Unless stated otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act in such offering.

Direct Sales

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

Delayed Delivery or Forward Contracts

We may authorize agents, underwriters or dealers to solicit offers to purchase securities from us at the public offering price set forth in a prospectus supplement under delayed delivery or forward contracts. These contracts would provide for payment and delivery on a specified date in the future at prices determined as described in the prospectus supplement.

General Information

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. We will provide in the applicable prospectus supplement any required information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers.

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make because of those liabilities. Agents, dealers and underwriters, or their affiliates or associates, may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of our business.

In connection with an offering, certain persons participating in the offering may make a market in the securities or engage in transactions that stabilize, maintain or otherwise affect the market price of the offered securities. This may include, among other transactions, over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over- allotment option. As a result, the price of the securities may be higher than the price that might otherwise prevail in the open market. If these activities are commenced, these transactions may be discontinued at any time.

Any underwriters who are qualified market makers on the NASDAQ Global Select Market may engage in passive market making transactions in the securities on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the websites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

Our outstanding Class A shares are listed on the NASDAQ Global Select Market under the symbol “CAFD” and any additional Class A shares we issue may also be listed on the NASDAQ Global Select Market. Other than our Class A shares, each series of offered securities will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered may be set forth in an accompanying prospectus supplement, if required.

LEGAL MATTERS

In connection with particular offerings of the securities offered in this prospectus in the future, and if stated in the applicable prospectus supplements, the validity of the issuance of certain of the securities and certain other legal matters will be passed upon for us by Baker Botts L.L.P., Houston, Texas. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The financial statements of 8point3 Energy Partners LP incorporated in this prospectus by reference to the Transition Report on Form 10-K for the transition period from December 28, 2014 to November 30, 2015, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of NS Solar Holdings, LLC and SG2 Holdings, LLC incorporated in this prospectus by reference to the Transition Report on Form 10-K for the transition period from December 28, 2014 to November 30, 2015, as amended, have been so incorporated in reliance on the report of Frazier & Deeter, LLC, independent auditors, given on the authority of said firm as experts in auditing and accounting.

The combined carve-out balance sheets of Select Project Entities and Leases of SunPower Corporation (Predecessor) as of December 28, 2014, and the related combined carve-out statements of operations and comprehensive loss, changes in equity and cash flows for the years ended December 28, 2014 and December 29, 2013, incorporated in this prospectus by reference to the Transition Report on Form 10-K for the transition period from December 28, 2014 to November 30, 2015, as amended, have been so incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s website at www.sec.gov. We also make available free of charge on our website at www.8point3energypartners.com all materials that we file electronically with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus the documents listed below, any documents we may file pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) until all offerings under this registration statement are completed:

•	our Transition Report on Form 10-K for the transition period from December 28, 2014 to November 30, 2015, as amended;

•	our quarterly reports on Form 10-Q for the quarterly periods ended February 29, 2016 and May 31, 2016;

•	our current reports on Form 8-K filed on December 4, 2015, December 7, 2015, January 27, 2016, April 1, 2016, April 7, 2016, June 27, 2016, June 29, 2016 and July 6, 2016 (to the extent filed and not furnished); and

•	the description of our Class A shares in our registration statement on Form 8-A filed pursuant to the Exchange Act on July 14, 2015.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in those documents), at no cost, by visiting our internet website at www.8point3energypartners.com, or by writing or calling us at the following address:

8point3 Energy Partners LP

77 Rio Robles

San Jose, California 95134

Attention: Investor Relations

Telephone: (408) 457-2348

Class A Shares Representing Limited Partner Interests

Having an Aggregate Offering Price of up to $125,000,000

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.

BofA Merrill Lynch

Mizuho Securities

January 30, 2017